Exhibit 2.1

SHARE PURCHASE AGREEMENT

Dated as of June 4, 2012

Between

2314505 ONTARIO INC.

and

DECISIONPOINT SYSTEMS, INC.

and

KAREN DALICANDRO

and

DONALD DALICANDRO

and

2293046 ONTARIO INC.

i

Schedule 1.1(1) – Accounts Receivable

Schedule 1.1(5) – Annual Financial Statements

Schedule 1.1(38) – EBITDA Adjustments

Schedule 1.1(67) – Interim Financial Statement

Schedule 2.4(2)(b)(i) – Convertible Note

Schedule 2.4(2)(b)(ii) – Apex Guarantee

Schedule 2.4(2)(b)(iii) – DPS Guarantee

Schedule 2.4(2)(b)(iv) – GSA

Schedule 3.3(4) – Guarantees, Warranties and Discounts

Schedule 3.3(9)(d) – Tax Matters

Schedule 3.3(9)(p) – SR&ED ITCs

Schedule 3.3(10) – Non-Arm’s Length Matters

Schedule 3.3(12) – Bank Accounts and Authorizations

Schedule 3.3(13) – Insurance

Schedule 3.4(1)(d) – Encumbrances

Schedule 3.4(1)(e) – Licenses for Intellectual Property

Schedule 3.4(3)(a) – Leased Premises

Schedule 3.4(3)(b) – Leasehold Exceptions

Schedule 3.4(5) – Personal Property

Schedule 3.4(9) – Intellectual Property

Schedule 3.5(2) – Suppliers

Schedule 3.5(3) – Customers

Schedule 3.5(5) – Restrictions on Doing Business

Schedule 3.5(6) – Contracts

Schedule 3.5(7) – Licences

Schedule 3.5(8) – Jurisdictions of Business

Schedule 3.5(9) – Consents and Regulatory Approvals

Schedule 3.6(1) – Employees

Schedule 3.6(3) – Labour Matters and Employee Contracts

Schedule 3.6(5)(b) – Benefits Plans

Schedule 3.7(4) – Pending Litigation

SHARE PURCHASE AGREEMENT

This Agreement dated as of June 4, 2012, between

2314505 ONTARIO INC.,
a corporation formed under the laws of Ontario
(the “Purchaser”)

and

DECISIONPOINT SYSTEMS, INC.,
a corporation formed under the laws of Delaware
(“DPS”)

and

KAREN DALICANDRO
(“Karen”)

and

DONALD DALICANDRO
(“Don”)
and

2293046 ONTARIO INC.,
a corporation formed under the laws of Ontario
(“Karenco”)

RECITALS

A. The Vendors (as hereinafter defined) are the sole registered and beneficial owner of the Purchased Shares (as hereinafter defined).

B. The Purchaser wishes to purchase and the Vendors wish to sell the Purchased Shares on and subject to the terms and conditions of this Agreement.

C. Karen is the sole registered and beneficial owner of all issued and outstanding shares in the capital of Karenco.

D. Don is the sole registered and beneficial owner of all issued and outstanding shares in the capital of Apex Systems Integrators (USA) Inc. (“Donco”).

E. The Purchaser is a wholly-owned subsidiary of DPS.

FOR VALUE RECEIVED, the Parties agree as follows:

ARTICLE 1  – INTERPRETATION

Section 1.1 Definitions

In this Agreement:

(1) “Accounts Receivable” means all accounts receivable, notes receivable, loans receivable and other evidence of Indebtedness and rights to receive payments owing to the Corporation on the Closing Date, a complete copy of which is attached hereto as Schedule 1.1(1).

(2) “Affiliate” of a Person means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, that Person, and for greater certainty includes a Subsidiary.

(3) “Agreement” means this agreement and all schedules to this agreement, as may be amended, restated or replaced from time to time.

(4) INTENTIONALLY DELETED

(5) “Annual Financial Statements” means the combined audited financial statements of the Corporation and Donco prepared in accordance with GAAP and audited in accordance with GAAS, as at and for their respective fiscal years ended July 31, 2010 and July 31, 2011, consisting of a consolidated balance sheet, consolidated statement of profit and loss, consolidated statement of retained earnings and deficit and consolidated statement of cash flows for each year then ended, together with the notes thereto, as reported thereon by GT in accordance with GAAP and audited thereon by GT in accordance with GAAS on an unqualified basis (except to the extent expressly qualified in GT’s audit report attached thereto), a copy of each of which is attached hereto as Schedule 1.1(5).

(6) “Apex Guarantee” means the guarantee to be provided by the Corporation to the Vendors as security for the Convertible Note.

(7) “Applicable Law” means, in respect of any Person, property, transaction, event or other matter, any present or future law, statute, regulation, code, ordinance, principle of common law or equity, municipal by-law, treaty or Order, domestic or foreign, applicable to that Person, property, transaction, event or other matter and, whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction, event or other matter and regarded by such Governmental Authority as requiring compliance.

(8) “Arbitration Notice” has the meaning given to it in Section 7.3.

(9) “Arbitrator” has the meaning given to it in Section 7.3.

(10) “Benefit Plans” has the meaning given to it in Section 3.6(5)(b).

(11) “Books and Records” means the Financial Records and all other books, records, files and papers of the Corporation including drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of the Corporation and all records, data and information stored electronically, digitally or on computer-related media.

(12) “Business” means the business of supplying wireless mobile work force solutions in Canada and the United States as now conducted by the Corporation.

(13) “Business Day” means a day on which banks are open for business in Toronto, Ontario, Canada and New York, New York, U.S. but does not include a Saturday, Sunday and any other day which is a legal holiday in any such city.

(14) “Canadian Dollars” and the symbol “$” each means the lawful currency of Canada.

(15) “Canadian GAAP” means generally accepted accounting principles in Canada as set out in the CICA Handbook -  Accounting, as such Handbook is at the Closing Date.

(16) “Capital Lease” of a Person means any lease or other arrangement relating to property which would be required to be accounted for as a capital lease on a balance sheet of that Person if that balance sheet were prepared in accordance with GAAP and audited in accordance with GAAS.

(17) “Closing Amount” has the meaning given to it in Section 2.1(a).

(18) “Closing Date” means the date that this Agreement is executed and delivered and the Purchase is completed.

(19) “Closing Date Balance Sheet” means the audited consolidated balance sheet of the Corporation as at the Closing Date, prepared in accordance with GAAP and audited in accordance with GAAS and consistent with past practice.

(20) “Closing Price” per DPS Share on any date of determination means:

(a)
the closing board lot sale price or, if such price is not available, the average of the closing bid and asked prices, for the DPS Shares as reported by the principal stock exchange or national securities quotation system (including OTCBB) on which such DPS Shares are listed and admitted to trading (provided that, if at the date of determination, such DPS Shares are listed or admitted to trading on more than one stock exchange or national securities quotation system, then such price or prices shall be determined based upon the stock exchange or quotation system on which such DPS Shares are then listed or admitted to trading on which the largest number of such DPS Shares were traded during such calendar month);

(b)
if for any reason, none of such prices is available on such day or DPS Shares are not listed or admitted to trading on a stock exchange or a national securities quotation system, then the last sale price, or in case no sale takes place on such date, the average of the high and low asked prices for the DPS Shares in the over-the-counter market, as quoted by any reporting system then in use;

(c)
if for any reason, none of such prices is available on such day or the DPS Shares are not listed or admitted to trading on a stock exchange or a national securities quotation system or quoted by any such reporting system, then the average of the closing bid and asked prices as furnished by a professional market maker making a market in the DPS Shares selected in good faith by the board of directors of DPS; or

(d)
if for any reason, none of such prices are available on such date, then the “Closing Price” per DPS Share on such date shall mean the fair value per DPS Share on such date as determined by a nationally or internationally recognized investment dealer or investment banker with respect to the fair value per DPS Share.

(21) “Closing Working Capital” means the Working Capital of the Corporation on the Closing Date as set out in the Closing Date Balance Sheet. Without limiting the generality of the foregoing, the parties acknowledge that Closing Working Capital will include a license sale to Nestle Canada Inc., change request #25 in the amount of $55,164 plus HST for which the software license was installed on or before May 31, 2012.

(22) “Computer Systems” means all computer hardware, peripheral equipment, software and firmware, processed data, technology infrastructure and other computer systems and services that are used by or accessible to the Corporation to receive, store, process or transmit data to carry on the Business or to carry on its day to day operations and affairs.

(23) “Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Corporation) which is provided for or required in respect of or pursuant to the terms of any Contract in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit the Corporation to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

(24) “Contaminant” means any substance, product, element, radiation, vibration, sound or matter included in any definition of “hazardous product”, “dangerous goods”, “waste”, “toxic substance”, “contaminant”, “pollutant”, “deleterious substance” or words of similar import under any Environmental Law, or the presence of which in the environment may affect adversely the quality of the environment in any way.

(25) “Contracts” means all pending and executory contracts, agreements, leases (including the Leases) and arrangements (whether oral or written) to which the Corporation is a Party or by which the Corporation or any of its properties or assets or the Business is bound or under which the Corporation has rights.

(26) “Control” of a Person by another Person means that the second Person directly or indirectly possesses the power to direct or cause the direction of the management and policies of the first Person, whether through the ownership of securities, by contract or by any other means and “Controlled by” and “under common Control with” have corresponding meanings.

(27) “Convertible Note” has the meaning given to it in Section 2.4(2)(b)(i).

(28) “Corporation” means Apex Systems Integrators Inc., a corporation subsisting under the laws of Ontario.

(29) “Damages” means, whether or not involving a Third Party Claim, any and all loss, liability, cost, claim, interest, fine, penalty, assessment, damages available at law or in equity, expense, including the costs and expenses of any action, application, claim, complaint, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto (including the costs, fees and expenses of legal counsel on a full indemnity basis without reduction for tariff rates or similar reductions and all reasonable costs of investigation) or diminution of value, but excluding loss of profits and excluding any contingent liability until it becomes actual.

(30) “Delinquent Receivables” means all Accounts Receivables (or portions thereof) remaining unpaid 180 days following the Closing Date.

(31) “Direct Claim” has the meaning given to it in Section 6.5.

(32) “Dispute Notice” has the meaning given to it in Section 2.6(3)(a).

(33) “Dispute Period” has the meaning given to it in Section 2.6(3)(b).

(34) “DPS” means DecisionPoint Systems, Inc. and includes its successors and assigns.

(35) “DPS Guarantee” means the guarantee to be provided by DPS to the Vendors as security for the Convertible Note.

(36) “DPS Shares” means common stock in the capital of DPS to be issued to the Vendors as part of the Purchase Price hereunder and includes:

(a)	any shares or securities into which such shares may be changed, reclassified, subdivided, consolidated or converted; and

(b)	any common shares of DPS or of any successor or continuing corporation to DPS which may be received by the Vendors on a reorganization, amalgamation, consolidation or merger, statutory or otherwise, and “DPS Share” has a corresponding meaning.

(37) “Earn-Out Period” means the period commencing August 1, 2012 and ending July 31, 2013.

(38) “EBITDA” means, for the Earn-Out Period, the earnings of the Corporation’s operations before interest on borrowed money, income Tax, depreciation and amortization of the Corporation determined in accordance with Schedule 1.1(38).

(39) “Employment Agreement” means the employment agreement between the Corporation as employer, Don as employee and DPS as guarantor dated the Closing Date.

(40) “Employment Laws” means all Applicable Laws relating to employment and labour, including those relating to wages, hours of work, employment or labour standards, collective bargaining, labour or industrial relations, pension benefits, human rights, pay equity, employment equity, workers’ compensation or workplace safety and insurance, employer health tax, employment or unemployment insurance, income tax withholdings, Canada Pension Plan and occupational health and safety.

(41) “Encumbrance” means any charge, mortgage, lien, pledge, claim, restriction, security interest or other encumbrance whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the Province of Ontario.

(42) “Environmental Claim” includes a claim, notice, administrative order, citation, complaint, summons, writ, proceeding or demand relating to remediation, investigation, monitoring, emergency response, decontamination, restoration or other action under any Environmental Law or any notice, claim, demand or other communication alleging or asserting liability, either direct or indirect, and either in whole or by way of contribution or indemnity, for investigatory, monitoring or cleanup costs, Governmental Authority response costs, damages, personal injuries, fines, penalties or for other relief, and arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Contaminant, or (b) any non-compliance or alleged non-compliance with any Environmental Law.

(43) “Environmental Laws” means all Applicable Laws relating to the protection and preservation of the environment, health, safety, product safety, product liability, natural resource damage or Contaminants, including the Environmental Protection Act (Ontario) and the Canadian Environmental Protection Act,1999.

(44) “Equity Capital” means all cumulative proceeds from the issuance of any shares of common stock or preferred stock of any series in the capital of DPS or any warrants to acquire such stock or any combination thereof (other than pursuant to the exercise of conversion rights under this Note or the issuance of shares of common stock or preferred stock of any series in the capital of DPS, or any warrants to acquire such stock, in exchange for shares or stock of a Person acquired by DPS, or an Affiliate thereof, or in exchange for property other than cash purchased by DPS or an Affiliate thereof and any capital raises with Sigma), less any expenses incurred in such issuance including, without limitation, all fees, commissions and charges of underwriters, brokers, investment bankers, lawyers, accountants and other professionals and any filing fees, printing costs or incremental listing fees;

(45) “Equity Raise Escrowed Funds” has the meaning given to it in Section 2.10.

(46) “Escrow Agent” means McMillan LLP acting solely in its capacity as escrow agent under the Escrow Agreement.

(47) “Escrow Agreement” has the meaning given to it in Section 2.2(1)(a).

(48) “Escrow Payment” has the meaning given to it in Section 2.2(1)(a).

(49) “Exchange Act” means the Securities Exchange Act of 1934 of the United States.

(50) “Existing Lease” means the lease dated March 24, 2010 of the Leased Premises having the municipal address of 3170 Harvester Road, Burlington, Ontario, Canada between Harvester Properties of Burlington Inc., as landlord and the Corporation as tenant.

(51) “Financial Records” means all books of account and other financial data and information of the Corporation and includes all records, data and information stored electronically, digitally or on computer-related media.

(52) “GAAP” means the generally accepted accounting principles established by the Financial Accounting Standards Board of the United States, as amended from time to time.

(53) “GAAS” means the generally accepted auditing standards established by the Public Company Accountability Oversight Board of the United States, as amended from time to time.

(54) “Good Standing”, when used in reference to a corporation, denotes that such corporation has not been discontinued or dissolved under the laws of its incorporating jurisdiction, that no steps or proceedings have been taken to authorize or require such discontinuance or dissolution and that such corporation has submitted all notices or returns of corporate information and all other filings required by Applicable Law to be submitted by it to any Governmental Authority.

(55) “Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government department, body, ministry, agency, tribunal, commission, board, court, bureau or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

(56) “GSA” means the general security agreement provided by the Corporation to the Vendors on the Closing Date as further security for the Holdback Amount and Convertible Note.

(57) “GT” means Grant Thornton LLP and its successors and assigns.

(58) “Guarantee” of a Person means any absolute or contingent liability of that Person under any guarantee, agreement, endorsement (other than for collection or deposit in the ordinary course of business of that Person), discount with recourse or other obligation to pay, purchase, repurchase or otherwise be or become liable or obligated upon or in respect of any Indebtedness of any other Person and including any absolute or contingent obligation to:

(a)	advance or supply funds for the payment or purchase of any Indebtedness of any other Person;

(b)
purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies primarily for the purpose of enabling any Person to make payment of Indebtedness or to assure the holder of the Indebtedness against loss; or

(c)
indemnify or hold harmless any Person from or against any losses, liabilities or damages, in circumstances intended to enable the Person to incur or pay any Indebtedness or to comply with any agreement relating thereto or otherwise to assure or protect creditors against loss in respect of the Indebtedness.

(59) “Holdback Amount” has the meaning given to it in Section 2.2(i)(c).

(60) “Indebtedness” of a Person means, without duplication:

(a)	all debts and liabilities of that Person for borrowed money;

(b)	all Capital Leases of that Person;

(c)	all debts and liabilities of that Person representing the deferred acquisition cost of property and services; and

(d)	all Guarantees given by that Person,

but does not include short-term obligations of that Person payable to outside or inter-company suppliers and incurred in the Ordinary Course of Business of that Person or deferred taxes of that Person.

(61) “Indemnified Party” means any Person entitled to indemnification under this Agreement.

(62) “Indemnifier” means any Person obligated to provide indemnification under this Agreement.

(63) “Indemnity Payment” means any amount of any Damages required to be paid pursuant to Sections 6.2 or 6.3.

(64) “Information Period” has the meaning given to it in Section 2.7(5).

(65) “Intellectual Property” means:

(a)
all patents, patent rights, patent applications, registrations, continuations, continuations in part, divisional applications or analogous rights thereto, and inventions owned or used by the Corporation in the Business;

(b)	all trade-marks, trade names, trade mark applications and registrations, trade name registrations, service marks, logos, slogans and brand names owned or used by the Corporation in the Business;

(c)	all copyrights and copyright applications and registrations owned or used by the Corporation in the Business;

(d)
all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by the Corporation in the Business;

(e)
all business names, corporate names, telephone numbers, domain names, domain name registrations, website names and worldwide web addresses and other communications addresses owned or used by the Corporation in the Business;

(f)
all computer systems and applications software, including all documentation relating thereto and the latest revisions of all related object and source codes therefor to the extent in the possession and control of the Corporation, owned or used by the Corporation in the Business;

(g)
all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other technical drawings and manuals, technology, blue prints, research and development reports, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information owned or used by the Corporation in the Business;

(h)
all other intellectual property rights used by the Corporation in carrying on, or arising from the operation of, the Business, and foreign equivalents or counterpart rights, in any jurisdiction throughout the world;

(i)	all licences granted by the Corporation of the intellectual property described in paragraphs (a) to (h) above;

(j)	all future income and proceeds from any of the intellectual property listed in paragraphs (a) to (h) above and the licences described in paragraph (i) above;

(k)	all rights to damages and profits by reason of the infringement of any of the intellectual property described in items (a) to (h) above and the licences described in item (i) above; and

(l)	all goodwill associated with any of the foregoing.

(66) INTENTIONALLY DELETED

(67) “Interim Financial Statement” means the financial statement of the Corporation prepared in accordance with GAAP as at and for the six month period ended March 31, 2012 prepared on an internally prepared basis, consisting of a balance sheet, statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position for the period then ended, a copy of which is attached hereto as Schedule 1.1(64).

(68) “Key Executives” means, collectively, Andrew Pierce, Jonathan Chapman and Jeremy Devall.

(69) “Leased Premises” has the meaning given to it in Section 3.4(3)(b).

(70) “Leases” has the meaning given to it in Section 3.4(3)(a).

~~(71)~~  “Liabilities on Closing” has the meaning given to it in Section 2.2(2)(b).

(72) “Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Corporation by any Governmental Authority.

(73) “Market Price” per DPS Share means the average of the daily Closing Prices per DPS Share on each of the Trading Days in the calendar month of  July 2013 in respect of which the 2013 Additional Earn-Out Payment has become payable under Section 2.5.

(74) “NI 45-106” means National Instrument 45-106 (Prospectus and Registration Exemptions) of the Canadian Securities Administrators.

(75) “Notice” means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement.

(76) “Noncompetition Agreement” means the non-competition and non-solicitation agreement dated the Closing Date between the Purchaser, Karen and Don.

(77) “Notice of Claim” has the meaning given to it in Section 6.5.

(78) “Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

(79) “Ordinary Course of Business” means the ordinary and usual course of the routine daily affairs of the Business, consistent with past practice.

(80) “OTCBB” means the NASDAQ Over-The-Counter Bulletin Board.

(81) “Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

(82) “Permitted Dividends” means dividends paid by the Corporation to the Vendors before the Closing Date in an amount reasonably estimated by the Vendors to reduce the retained earnings of the Corporation and thereby reduce the Working Capital as of the Closing Date to $200,000.

(83) “Person” is to be broadly interpreted and includes an individual, a partnership, a corporation, a trust, a joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature and the executors, administrators or other legal representatives of an individual in such capacity.

(84) “Personal Information” means any factual or subjective information, recorded or not, about an employee, contractor, agent, consultant, officer, director, executive, client, customer, supplier or natural person, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title or business address or telephone number of an employee of the Corporation.

(85) “Pre-Closing Date Tax Periods” has the meaning given to it in Section 5.2(1).

(86) “Prime Rate” for any day means the rate of interest expressed as a rate per annum that Royal Bank of Canada establishes at its head office in Toronto, Ontario as a reference rate of interest that it will charge on that day for Canadian Dollar demand loans to its corporate customers in Canada and which it at present refers to as its “prime rate”.

(87) “Purchase” means the transaction of purchase and sale of the Purchased Shares contemplated by this Agreement.

(88) “Purchase Price” has the meaning given to it in Section 2.1.

(89) “Purchased Shares” means all the shares in the capital of the Corporation outstanding as at the opening of business on the Closing Date.

(90) “Purchaser” means 2314505 Ontario Inc. and its successors and permitted assigns.

(91) “Purchaser’s Indemnified Parties” means the Purchaser, DPS, the Purchaser’s Affiliates, the Corporation and their respective directors, officers, employees and agents.

(92) “Purchaser Guaranteed Obligations” has the meaning given to it in Section 6.17(1).

(93) “Registrable Securities” has the meaning given to it in Section 2.8(1).

(94) “Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit the Corporation to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

(95) “Release” means any release, spill, leak, emission, pumping, injection, deposit, discharge, dispersal, leaching, migration, spraying, abandonment, pouring, emptying, throwing, dumping, placing or exhausting of a Contaminant, and when used as a verb has a like meaning.

(96) “Review Period” has the meaning given to it in Section 2.6(3)(a).

(97) “SEC” means the Securities and Exchange Commission.

(98) “Securities Act of 1933” means the Securities Act of 1933 of the United States.

(99) “Sigma” means, collectively, Sigma Capital Advisors, LLC and/ or Sigma Opportunity Fund II, LLC and their respective successors and assigns.

(100) “Sigma Investor Rights Agreement” means the investor rights agreement between DPS and Sigma dated June 30, 2011, as included as Exhibit 99.2 to the Form 8-K filed with the SEC on July 7, 2011.

(101) “Sigma Registrable Securities” has the meaning given to it in the Sigma Investor Rights Agreement.

(102) “SR&ED ITCs” has the meaning given to it in Section 3.3(9)(p).

(103) “Statement Date” means July 31, 2011.

(104) “Straddle Periods” has the meaning given to it in Section 5.2(2).

(105) “Subsidiary” of a Person means (a) a “subsidiary” of that Person within the meaning of the Business Corporations Act (Ontario) as in force on the date hereof, or (b) a Person otherwise under the direct or indirect Control of the first-mentioned Person.

(106) “Tax” or “Taxes” includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority, including income, capital (including large corporations), withholding, consumption, sales, use, transfer, harmonized, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, and other assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance and unemployment insurance premiums and workers compensation premiums, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges, whether disputed or not.

(107) “Tax Act” means Income Tax Act (Canada).

(108) “Tax Returns” has the meaning given to it in Section 3.3(9)(b).

(109) “Third Party Claim” has the meaning given to it in Section 6.5.

(110) “Trading Day”, when used with respect to any DPS Shares, means the day on which the principal United States securities exchange (as determined by the board of directors of DPS) on which DPS Shares are listed or admitted to trading is open for the transaction of business or, where the DPS Shares are not listed or admitted to trading on any United States Securities exchange, a Business Day.

(111) “Unlegended Shares” has the meaning given to it in Section 4.8(2).

(112) “Unlegended Shares Delivery Date” has the meaning given to it in Section 4.8(2).

(113) “Vendor Guaranteed Obligations” has the meaning given to it in Section 6.18(1).

(114) “Vendors” means, collectively, Karen and Karenco, and “Vendor” means any one of them.

(115) “Vendors’ Requested Securities” has the meaning given to it in Section 2.8(1).

(116) “Working Capital” means, without duplication:

(a)
the current assets of the Corporation on a specified date, including Accounts Receivable (net of allowances for doubtful accounts), cash and cash on hand, inventory, prepaid expenses (including prepaid current income Taxes), deposits paid by the Corporation, any current income Taxes receivable (including any refundable SR&ED ITCs), funds in a deposit account or term deposit maintained by a financial institution and deferred costs, but excluding future (deferred) income Tax receivable; less

(b)
the current liabilities of the Corporation on such specified date, including accounts payable, any outstanding cheques, accrued liabilities and deferred revenue to the extent that it represents prepaid services, but excluding (i) any current income Taxes payable; (ii) the Indebtedness on such date; and (iii) any future (deferred) income Tax payable.

(117) “2013 Bonus Amount” has the meaning given to it in the Employment Agreement.

(118) “2013 EBITDA” means the Corporation’s EBITDA as at and for the Earn-Out Period, as determined from the 2013 Income Statement.

(119) “2013 EBITDA Additional Earn-Out Amount” has the meaning given to it in Section 2.5(1).

(120) “2013 EBITDA Basic Earn-Out Amount” has the meaning given to it in Section 2.4(1).

(121) “2013 EBITDA Earn-Out Amounts” means, collectively, the 2013 EBITDA Basic Earn-Out Amount and the 2013 EBITDA Additional Earn-Out Amount.

(122) “2013 Income Statement” means the composite income statement of the Corporation prepared in accordance with GAAP, as at and for the period commencing August 1, 2012 and ending July 31, 2013, consisting of the audited financial statements of the Corporation for its fiscal year ending December 31, 2012 less the unaudited financial statements of the Corporation for the first seven months of such 2012 financial year plus the unaudited financial statement of the Corporation for the first seven months of its fiscal year ending December 31, 2013.

Section 1.2 Actions on Non-Business Days

If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

Section 1.3 Currency and Payment Obligations

Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in Canadian Dollars;

(b)
any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified cheque or by any other method that provides immediately available funds;

(c)
except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 2:00 p.m., Toronto time, on the due date at the payee’s address for notice under Section 8.4 or such other place as the payee may have specified in writing to the payor in respect of a particular payment and any payment made after that time shall be deemed to have been made and received on the next Business Day; and

(d)
for purposes of this Agreement, any monetary conversion from Canadian Dollars to the United States dollars (or from United States dollars to Canadian Dollars) shall be calculated using the applicable exchange rates posted on the website of the Bank of Canada (http://bank-banque-canada.ca) as of the applicable measurement date.

Section 1.4 Calculation of Interest

In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

Section 1.5 Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Toronto time on the last day of the period.  If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Toronto time on the next succeeding Business Day.

Section 1.6 Best of Knowledge

(1) Any statement in this Agreement expressed to be made to the “Vendor’s knowledge” and any other references to the knowledge of the Vendors shall be understood to be made on the basis of the actual knowledge of Karen or Don, in each case after diligent inquiry, of the relevant subject matter or on the basis of such knowledge of the relevant subject matter as Karen or Don would have had if one or both of them had conducted such diligent inquiry.

(2) Any statement in this Agreement expressed to be made to DPS’s knowledge and any other references to the knowledge of DPS shall be understood to be made on the basis of the actual knowledge of Nicholas Toms, Chief Executive Officer, or Donald W. Rowley, Chief Financial Officer, in each case after diligent inquiry, of the relevant subject matter or on the basis of such knowledge of the relevant subject matter as Nicholas Toms or Donald Rowley would have had if one or both of them had conducted such diligent inquiry.

Section 1.7 Additional Rules of Interpretation

(1) Gender and Number.  In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2) Headings and Table of Contents.  The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3) Section References.  Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement.

(4) Words of Inclusion.  Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5) References to this Agreement.  The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6) Statute References.  Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding.

(7) Document References.  All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

(8) Writing. References to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, or otherwise capable of being visually reproduced at the point of reception.

Section 1.8 Schedules

The following are the schedules annexed to this Agreement and incorporated by reference and deemed to be part hereof:

Schedule 1.1(1) – Accounts Receivable

Schedule 1.1(5) – Annual Financial Statements

Schedule 1.1(38) – EBITDA Adjustments

Schedule 1.1(64) – Interim Financial Statement

Schedule 2.4(2)(b)(i) – Convertible Note

Schedule 2.4(2)(b)(iii) – DPS Guarantee

Schedule 2.4(2)(b)(iv) – GSA

Schedule 3.3(3) – Guarantee and Loan Agreements of the Purchaser

Schedule 3.3(4) – Guarantees, Warranties and Discounts

Schedule 3.3(9)(d) – Tax Matters

Schedule 3.3(9)(p) – SR&ED ITCs

Schedule 3.3(10) – Non-Arm’s Length Matters

Schedule 3.3(12) – Bank Accounts and Authorizations

Schedule 3.3(13) – Insurance

Schedule 3.4(1)(d) – Encumbrances

Schedule 3.4(1)(e) – Licenses for Intellectual Property

Schedule 3.4(3)(a) – Leased Premises

Schedule 3.4(3)(b) – Leasehold Exceptions

Schedule 3.4(5) – Personal Property

Schedule 3.4(9) – Intellectual Property

Schedule 3.5(2) – Suppliers

Schedule 3.5(3) – Customers

Schedule 3.5(5) – Restrictions on Doing Business

Schedule 3.5(6) – Contracts

Schedule 3.5(7) – Licences

Schedule 3.5(8) – Jurisdictions of Business

Schedule 3.5(9) – Consents and Regulatory Approvals

Schedule 3.6(1) – Employees

Schedule 3.6(3) – Labour Matters and Employee Contracts

Schedule 3.6(5)(b) – Benefits Plans

Schedule 3.7(4) – Pending Litigation

ARTICLE 2  – PURCHASE AND SALE

Section 2.1 Purchase and Sale

The Vendors shall sell and the Purchaser shall purchase the Purchased Shares upon and subject to the terms and conditions of this Agreement. The aggregate price (the “Purchase Price”) payable by the Purchaser to the Vendors is an amount equal to:

(a)	$5,000,000, subject to adjustment pursuant to Section 2.2(2), being the amount payable on the Closing Date on account of the Purchase Price (the “Closing Amount”);

(b)	plus or minus, as applicable, the amount determined pursuant to Section 2.2(2) on account of the Closing Working Capital or Liabilities on Closing;

(c)	minus any Delinquent Receivables;

(d)	plus the 2013 EBITDA Basic Earn-Out Amount, if any, calculated in accordance with Sections 2.4(1) and 2.4(3); and

(e)	plus the 2013 EBITDA Additional Earn-Out Amount, if any, calculated in accordance with Section 2.5.

Section 2.2 Payment of the Closing Amount

(1) The Closing Amount shall be paid and satisfied by the Purchaser on the Closing Date as follows:

(a)
as to $240,000 (the “Escrow Payment”), by payment of such amount by wire transfer, certified cheque drawn on, or banker’s draft issued by, a Canadian chartered bank payable to the Escrow Agent “in trust” for the benefit of the Parties, to be held in accordance with this Agreement and an escrow agreement dated the Closing Date between the Purchaser, the Vendors and the Escrow Agent (the “Escrow Agreement”); and

(b)
as to $4,750,000, by payment to or to the order of the Vendors by wire transfer, certified cheque drawn on, or banker’s draft issued by, a Canadian chartered bank payable to the Vendors, in accordance with appropriate instructions and directions for payment from the Vendors to the Purchaser.

(c)
As to $10,000 (the “Holdback Amount”), by the Purchaser’s withholding such amount and purchasing a non-cancelable guaranteed investment certificate with a Canadian chartered bank for a term expiring 18 months from the Closing Date, which will be secured under the GSA.

(2) Post-Closing Adjustments to Closing Amount

Any post-Closing adjustments to the Closing Amount shall be made as follows, once finally determined in accordance with Section 2.6, and shall be paid in accordance with Section 2.6:

(a)
if the Closing Working Capital as shown on the Closing Date Balance Sheet: (i) is less than $200,000, the Closing Amount shall be reduced on a dollar for dollar basis by the amount of the shortfall; (ii) is greater than $200,000, the Closing Amount shall be increased on a dollar for dollar basis by the amount of such excess; and (iii) is equal to $200,000, there shall be no adjustment to the Closing Amount pursuant to this 2.2(2)(a); and

(b)
the Closing Amount shall be reduced on a dollar for dollar basis by the amount of any liabilities (the “Liabilities on Closing”) of the Corporation on the Closing Date as shown on the Closing Date Balance Sheet, including any Taxes payable and Indebtedness of the Corporation (other than the executory obligations under the Contracts and all accounts payable and accrued liabilities of the Corporation incurred in the Ordinary Course of  Business) and excluding any liabilities otherwise adjusted for pursuant to Section 2.2(2)(a).

Section 2.3 Assignment of Delinquent Receivables

The Purchaser may, at any time and from time to time after the day that is 180 days following the Closing Date, give a Notice to the Vendors that it is assigning to the Vendors any or all Delinquent Receivables (free and clear of all Encumbrances).  The Vendors shall, within five (5) Business Days from receipt of such Notice, jointly and severally pay by wire transfer to the Purchaser an amount equal to the face value of such Delinquent Receivables, failing which the Purchaser shall receive payment for such amounts from the Escrow Payment.  The Purchaser agrees that it will cause the Corporation to assign of such Delinquent Receivables to the Vendors and execute and deliver an assignment and such other documents as may be required to assign such Delinquent Receivables (free and clear of all Encumbrances) to the Vendors and to permit the Vendors to enforce and/or sue for the payment of such assigned Delinquent Receivables in their own names.  The Purchaser agrees that, if at any time subsequent to the assignment of the Delinquent Receivables to the Vendors, the Corporation and/or the Purchaser should receive payment of all or a portion of such assigned Delinquent Receivables, then it shall forthwith pay such monies so received to the Vendors.

Section 2.4 2013 EBITDA Basic Earn-Out Amount

(1) If the 2013 EBITDA is equal to or less than $2,000,000, then the Purchaser shall pay to the Vendors on account of the Purchase Price an amount equal to the product of the 2013 EBITDA multiplied by four (4) less the sum of $5,000,000 (the “2013 EBITDA Basic Earn-Out Amount”), up to a maximum of $3,000,000.  For greater certainty, under no circumstances shall the 2013 EBITDA Basic Earn-Out Amount payable pursuant to this Section 2.4 exceed $3,000,000.

(2) The 2013 EBITDA Basic Earn-Out Amount, if any, shall be satisfied by the Purchaser as follows:

(a)
as to 22.22% of the 2013 EBITDA Basic Earn-Out Amount, by payment to or to the order of the Vendors by wire transfer, certified cheque drawn on, or banker’s draft issued by, a Canadian chartered bank payable to the Vendors, in accordance appropriate instructions and directions for payment from the Vendors to the Purchaser; and

(b)	as to the balance (77.78%) of the 2013 EBITDA Basic Earn-Out Amount, by delivery of:

(i)	a subordinated convertible note (the “Convertible Note”) to the Vendors payable to the order of the Vendors substantially in the form attached hereto as Schedule 2.4(2)(b)(i) ;

(ii)	the Apex Guarantee substantially in the form attached hereto as Schedule 2.4(2)(b)(ii) executed by the Corporation;

(iii)	the DPS Guarantee substantially in the form attached hereto as Schedule 2.4(2)(b)(iii) executed by DPS; and

(iv)	a GSA substantially in a form attached hereto as Schedule 2.4(2)(b)(iv) executed by the Corporation.

(3) If the 2013 EBITDA is equal to or less than $1,250,000 or is a negative amount, the 2013 EBITDA Basic Earn-Out Amount shall be $0 and no amount shall be payable by the Purchaser to the Vendors pursuant to this Section 2.4 or 2.5.

Section 2.5 2013 EBITDA Additional Earn-Out Amount

(1) If the 2013 EBITDA is greater than $2,000,000, then the Purchaser shall pay to the Vendors or if the Vendors otherwise direct, to Don, on account of the Purchase Price an amount (the “2013 EBITDA Additional Earn-Out Amount”) by which the dollar-for-dollar 2013 EBITDA exceeds $2,000,000, up to a maximum of $500,000.  For greater certainty, if the 2013 EBITDA is equal to or less than $2,000,000, then the 2013 EBITDA Additional Earn-Out Amount shall be $0 and no amount shall be payable by the Purchaser to the Vendors pursuant to this Section 2.5(1) and, if the 2013 EBITDA is greater than $2,500,000, then the 2013 EBITDA Additional Earn-Out Amount shall be capped at $500,000.  For example, if the 2013 EBITDA is $2,300,000, then the 2013 EBITDA Additional Earn-Out Amount will be $300,000.  If the 2013 EBITDA is $2,600,000, then the 2013 EBITDA Additional Earn-Out Amount will be $500,000.

(2) The 2013 EBITDA Additional Earn-Out Amount, if any, shall be satisfied by the Purchaser by issuance and delivery to the Vendors or if the Vendors otherwise direct, to Don, a stock certificate representing the number of DPS Shares duly issued to the Vendors or if the Vendors otherwise direct, to Don, determined in accordance with Sections 2.7(1) and 2.7(2).

Section 2.6 Audit and Settlement

(1) Closing Date Balance Sheet.  On or prior to July 31, 2012, the Purchaser shall prepare and deliver, at the Purchaser’s sole expense, to the Vendors and Don the Closing Date Balance Sheet, and the Purchaser shall prepare and deliver to the Vendors and Don the calculation of the Closing Working Capital within five (5) Business Days following delivery of the Closing Date Balance Sheet to the Purchaser.

(2) 2013 Income Statement.  On or prior to October 15, 2013, the Purchaser shall prepare and deliver, at the Purchaser’s sole expense, to the Vendors and Don the 2013 Income Statement, the calculation of the 2013 EBITDA, the 2013 EBITDA Basic Earn-Out Amount and the 2013 EBITDA Additional Earn-Out Amount.

(3) Disputes.

(a)
If either (i) the Purchaser or (ii) Vendors and Don dispute any matter involved in the preparation of the Closing Date Balance Sheet, or if Vendors and Don dispute the Purchaser’s calculation of the Closing Working Capital, the 2013 EBITDA, the 2013 EBITDA Basic Earn-Out Amount or the 2013 EBITDA Additional Earn-Out Amount, such Party (i.e., the Purchaser or Vendors and Don, as the case may be) may within 15 Business Days of receipt of the Closing Date Balance Sheet or the calculation of the Closing Working Capital, the 2013 EBITDA, the 2013 EBITDA Basic Earn-Out Amount or the 2013 EBITDA Additional Earn-Out Amount, as applicable (the “Review Period”), give Notice to the other Party (i.e., the Purchaser or the Vendors and Don, as the case may be) setting out in reasonable detail the basis for such dispute and each amount in dispute (the “Dispute Notice”). If no such Dispute Notice is received in respect of the Closing Date Balance Sheet or the calculation of the Closing Working Capital, the 2013 EBITDA, the 2013 EBITDA Basic Earn-Out Amount or the 2013 EBITDA Additional Earn-Out Amount, as the case may be, on or prior to the expiration date of the Review Period, then the Purchaser, the Vendors and Don shall be deemed to have accepted and approved the Closing Date Balance Sheet and the calculation of the Closing Working Capital, the 2013 EBITDA, the 2013 EBITDA Basic Earn-Out Amount or the 2013 EBITDA Additional Earn-Out Amount, as applicable, and the Closing Date Balance Sheet and the calculation of the Closing Working Capital, the 2013 EBITDA, the 2013 EBITDA Basic Earn-Out Amount or the 2013 EBITDA Additional Earn-Out Amount, as applicable, will be final, conclusive and binding upon the Purchaser, the Vendors and Don, and will not be subject to appeal, absent manifest error.

(b)
If (i) the Purchaser or (ii) the Vendors and Don, as the case may be, provides the other Party with a Dispute Notice on or prior to the expiration date of the Review Period, the Purchaser and the Vendors (together with Don) shall within 10 Business Days immediately following the delivery of the Dispute Notice by the Purchaser or the Vendors and Don, as the case may be (the “Dispute Period”) negotiate to resolve the disputed items to their mutual satisfaction, and the Purchaser and the Vendors agree to reasonably co-operate with each other in connection with such dispute and to provide disclosure of all relevant financial information and documents relating to the dispute within their control (including auditors’ and accountants’ work papers, accounting books and records and access to the appropriate personnel, subject to execution and delivery of customary access letters, if requested, with respect to the work product of a disputing Party’s auditor or accountant). At the conclusion of the Dispute Period, if the dispute has not been resolved, the Purchaser, the Vendors and Don shall refer the matter to GT, and the Purchaser and the Vendors shall provide to GT their respective final figures in respect of the disputed amounts.   The Parties shall jointly instruct GT to complete its determination within 45 days from the date of submission of the matter in dispute to GT.  The determination of GT shall be final and binding upon the Parties and shall be reflected in the Closing Date Balance Sheet and in the corresponding calculation of the Closing Working Capital, the 2013 EBITDA, the 2013 EBITDA Basic Earn-Out Amount or the 2013 EBITDA Additional Earn-Out Amount, as applicable.  The Purchaser shall pay 50% of GT’s costs, and the Vendors shall pay the remaining costs of GT.  However, the Vendors and the Purchaser shall each bear their own costs in presenting their respective cases to GT. GT shall be deemed to act as experts and not as arbitrators.

(4) Final Amounts Payable.

(a)
Any net increase in the Closing Amount pursuant to Section 2.2(2) and Section 2.6 of this Agreement shall be paid by the Purchaser within 10 Business Days following the final determination of the Closing Date Balance Sheet in accordance with Section 2.6(3), by wire transfer to the Vendors. Any net decrease in the Closing Amount pursuant to Section 2.2(2) and Section 2.6 shall be jointly and severally paid by the Vendors within 15 Business Days following the final determination of the Closing Date Balance Sheet, by wire transfer to the Purchaser.

(b)
Any amount payable by the Purchaser to the Vendors pursuant to Sections 2.4 or 2.5, as the case may be, following the final determination of the 2013 EBITDA, the 2013 EBITDA Basic Earn-Out Amount and the 2013 EBITDA Additional Earn-Out Amount, as applicable, in accordance with this Section 2.6 shall be made within 21 days by wire transfer to the Vendors, except for the portion of the 2013 EBITDA Basic Earn-Out Amount payable by way of issuance of the Convertible Note and the 2013 EBITDA Additional Earn-Out Amount, each of which shall be payable in accordance with Section 2.7.

Section 2.7 Delivery of DPS Shares and Creditor Note

(1) If the Purchaser is required to make a payment pursuant to Section 2.5, then the Purchaser shall, within 30 days of the determination of the amount payable to the Vendors under Section 2.5, deliver to the Vendors or if the Vendors otherwise direct, to Don, such number of restricted DPS Shares (which have not been registered for resale pursuant to an effective registration statement under United States securities laws, subject to Section 2.8) as is equal to the US$ equivalent of the 2013 EBITDA Additional Earn-Out Amount, divided by (b) the Market Price of the DPS Shares.

(2) No fractional DPS Shares shall be issued to the Vendors or Don pursuant to Section 2.5 and, in lieu of delivery, the value of any fractional DPS Share otherwise issuable to the Vendors or Don shall be paid in the cash value thereof at the Canadian Dollar equivalent of the Market Price of the DPS Shares.

(3) The DPS Shares constitute “restricted securities” as such term is defined in Rule 144(a)(3) of the Rules and Regulations promulgated under the Securities Act of 1933 and may only be disposed of in compliance with U.S. federal securities laws and applicable state securities or “Blue Sky” laws.  Without limiting the generality of the foregoing, except for a transfer to an Affiliate of a Vendors or Don or a bona fide pledge of the DPS Shares, the DPS Shares may not be offered for sale, sold, transferred, assigned, pledged or otherwise distributed unless:  (a) such offer, sale, transfer, assignment, pledge or distribution is subsequently registered under the Securities Act of 1933; (b) the delivery of an opinion of counsel reasonably acceptable to DPS, in a form generally acceptable to DPS, to the effect that such DPS Shares to be offered for sale, sold, transferred, assigned, pledged or otherwise distributed may be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to an exemption from such registration; or (c) such DPS Shares  can be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to Rule 144 under the Rules and Regulations promulgated under the Securities Act of 1933.  Subject to Section 2.8, all DPS Shares will be restricted and shall bear legends in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.”

and such other legend or legends as DPS and its counsel deem necessary or appropriate.  The Vendors acknowledge that DPS may place stop transfer instructions with respect to the DPS Shares with DPS’s transfer agent.

(4) If the Purchaser is required to make a payment pursuant to Section 2.4(2)(b), then (a) the Purchaser shall issue the Convertible Note and cause the Corporation to execute and deliver the Apex Guarantee and GSA and (b) DPS shall execute and deliver the DPS Guarantee to the Vendors within five (5) Business Days of the determination of the amount payable to the Vendors under Section 2.5.

(5) As long as the Vendors or Don own any DPS Shares, DPS covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period, provided, however, in the event that DPS has not timely filed a required filing, DPS shall have 30 additional days to file such filing) all reports required to be filed by DPS after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act (the “Information Period”).  If DPS is not required to file reports pursuant to Sections 13(a) or 15(d) of the Exchange Act, DPS will prepare and furnish to Vendors and Don and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act of 1933 annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Sections 13(a) or 15(d) of the Exchange Act, as well as any other information required thereby, in the time period that such filings would have been required to have been made under the Exchange Act (provided, however, in the event that DPS has not made such information available within the Information Period, DPS will have 30 additional days to make such information publicly available).  Upon the request of either the Vendors and Don, DPS shall deliver to the Vendors and Don, at the expense of DPS, a written certification of a duly authorized officer as to whether it has complied with the requirements of this Section 2.7(5).

Section 2.8 Piggy-Back Registrations

(1)
If at any time when there is not an effective registration statement covering all of the DPS Shares (subject to the provisions of this Section and subject to the applicable rules and regulations and interpretations of the Securities and Exchange Commission (the “SEC”) including Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”)) DPS shall prepare and file with the SEC a registration statement relating to shares of Registrable Securities as such term is defined in the Investor Rights Agreement between DPS, Sigma Opportunity Fund II, LLC and Sigma Capital Advisors, LLC, dated June 30, 2011, DPS shall also undertake to register all of the DPS Shares that are the subject of this agreement and are still beneficially owned by the Vendors or Don (including without limitation all DPS Shares which are issuable upon conversion in whole or in part of the Principal Amount of the Convertible Note) (the DPS Shares that are included in the Registration Statement filed pursuant to this Section are referred to as the “Vendors’ Requested Securities”) provided that DPS may remove from any registration statement any or all of the Vendors’ Requested Securities if DPS determines in good faith (and upon prior consultation with the Vendors and Don) that, as a result of comments received from the staff of the SEC (the “Staff”), such removal is required for such registration statement to be declared effective by the SEC. In the case of an underwritten public offering, if the managing underwriter(s) should reasonably object to the inclusion of any of the Vendors’ Requested Securities in such registration statement, then, if DPS after consultation with the managing underwriter(s) and with the Vendors and Don should reasonably determine that the inclusion of such Vendors’ Requested Securities would materially adversely affect the offering contemplated in such registration statement, and based on such determination recommends inclusion in such registration statement of fewer of the Vendors’ Requested Securities or none of the  Vendors’ Requested Securities then (x) the number of Vendors’ Requested Securities included in such registration statement shall be reduced to the extent DPS, after consultation with the managing underwriter(s) and with the Vendors and Don makes a recommendation to include fewer of the Vendors’ Requested Securities or (y) none of the Vendors’ Requested Securities shall be included in such registration statement, if DPS, after consultation with the managing underwriter(s) and with the Vendors and Don makes a recommendation to include none of the Vendors’ Requested Securities, provided however and subject to the conditions of this Section, if any of the Vendors’ Requested Securities are removed as result of the request of the managing underwriter(s), then in the event that the Company files a subsequent registration statement relating to shares of Registrable Securities (other than a Registration Statement on S-8 or S-4), it shall include such removed Vendors’ Requested Securities on such registration statement subject to the provisions of this Section.  Subject to the conditions of this Section, if the Staff informs DPS that it will not allow the registration statement filed pursuant to this Section to cover 100% of the Vendors’ Requested Securities, then the registration statement shall cover the highest percentage of such Vendors’ Requested Securities that the Staff will allow.  Notwithstanding the foregoing, all Parties agree that the imposition or assessment of any additional cost upon DPS resulting from the registration of all or any of the DPS Shares is not a valid reason either to prevent the registration of any or all of the Vendors’ Requested Securities or to allow for the removal of any or all of the Vendors’ Requested Securities from any registration statement.  DPS agrees to advise Vendors and Don of progress relating to registration of the Vendors’ Requested Securities and any issues that arise along the way.

(2)
All reasonable fees and expenses associated with the performance of or compliance with this Section by DPS shall be borne by DPS whether or not the registration statement is filed or becomes effective and whether or not any of Vendor’s Requested Securities are sold pursuant to the registration statement.

Section 2.9 Set-Off

Only following an arbitral award made under Article 7 and then only for the amount of such award, the Purchaser shall be entitled to set-off against and deduct from the outstanding balance of the Purchase Price the aggregate amount of any Damages owed by the Vendors or Don to the Purchaser.

Section 2.10 Escrow of Equity Raise Funds

DPS covenants and agrees with the Vendors if at any time after the Closing Date and prior to the expiry of the Earn-Out Period and the Bonus Periods, DPS or an Affiliate thereof, raises any first tranche Equity Capital in excess of $500,000, it will immediately upon the close of such transaction wherein the Equity Capital is raised, pay and remit 25% of the amount of the Equity Capital raised up to a maximum of $3,000,000 (“Equity Raise Escrowed Funds”) into a separate escrow fund to be held with a third party escrow agent pursuant to an escrow agreement approved by the Vendors which funds will be held solely for the purpose of funding the 2013 EBITDA Basic Earn-Out Amount and 2013 EBITDA Additional Earn-Out Amount and the Bonus Payments. DPS shall provide the Escrow Agent with a signed direction to release and pay the full amount of the Equity Raise Escrowed Funds to the Vendors towards the satisfaction of the obligations of the Purchaser to pay any and all of the 2013 EBITDA Basic Earn-Out Amount and 2013 EBITDA Additional Earn-Out Amount and the Bonus Payments as and when required under this Agreement and the Employment Agreement, as applicable.

ARTICLE 3  – REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND DON

Each of the Vendors and Don represents and warrants to the Purchaser as stated below and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase. For greater certainty, all of the representations and warranties contained herein shall be joint and several obligations of the Vendors and Don and each of them, enforceable against any or all of them.

Section 3.1 Corporate Matters

(1) Status and Capacity of the Corporation.  The Corporation has been duly incorporated and organized, is a subsisting corporation in Good Standing and has the corporate power and capacity to own or lease its property and to carry on its business as now carried on in each jurisdiction in which it owns or leases property or carries on business.  The Corporation is a “private issuer” within the meaning of NI 45-106.

(2) Status and Capacity of Karenco.  Karenco has been duly incorporated and organized, is a subsisting corporation in Good Standing and has the corporate power and capacity to own or lease its property and to carry on its business as now carried on in each jurisdiction in which it owns or leases property or carries on business.

(3) Qualification of the Corporation.  The Corporation is registered, licenced or otherwise qualified to carry on business and to own and operate its assets under the laws of Ontario, being the only jurisdiction in which the nature of the Business or the character, ownership or operation of the assets of the Corporation makes such registration, licensing or qualification necessary under Applicable Law.

(4) Residence.  No Vendor is a non-resident of Canada within the meaning of the Tax Act.

(5) Investments.  The Corporation has no Subsidiaries and does not own, directly or indirectly, any shares or other equity securities of any corporation nor does it have any equity or ownership interest in any business or Person.  The Corporation is not subject to any obligation or requirement to provide funds to or make any investment in any business or Person by way of loan, capital contribution or otherwise.

(6) Corporate Records.  The minute books and other corporate records of the Corporation, all of which have been provided to the Purchaser, have been maintained in accordance with Applicable Law in all material respects and contain complete and accurate copies of the Corporation’s articles and by-laws and the minutes of all meetings of the board of directors, committees of directors and shareholders of the Corporation and of all written resolutions passed by the directors, committees of directors and shareholders of the Corporation, since its formation.  All such meetings were duly called and held, all such written resolutions were validly signed and all such by-laws and resolutions were duly passed in accordance with Applicable Law or all corporate action has been taken to ratify all such corporate action.  The share certificate books, register of shareholders, register of transfers, register of directors and similar corporate records of the Corporation are complete, accurate and current.

(7) Shareholders’ Agreements, etc.  There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation.

(8) Due Authorization.  The execution and delivery of this Agreement and the consummation of the Purchase have been duly and validly authorized by all necessary corporate and shareholder action (if applicable) of Karenco and no other corporate proceedings on the part of Holdco are necessary to authorize this Agreement or the Purchase.

Section 3.2 Share Capital and Dividends and Shares

(1) Authorized and Issued Share Capital.  The authorized capital of the Corporation consists of an unlimited number of common shares and an unlimited number of special shares, issuable in series, of which 500 common shares (and no special shares) have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of the Corporation.  No shares or other securities of the Corporation have been issued in violation of any Applicable Law, the articles of incorporation, by-laws or other constating documents of the Corporation or the terms of any shareholders’ agreement or any agreement to which the Corporation is a party or by which it is bound.  The Corporation has not issued or authorized the issue of any shares except the Purchased Shares.

(2) Title to Shares.  The Vendors legally and beneficially own and control all of the Purchased Shares with a good and marketable title thereto free of any Encumbrances, adverse claims or claims of others. No Person has any agreement, option, warrant, pre-emptive right or any other right capable of becoming an agreement, option, warrant or right capable of becoming an agreement, option warrant or right for the acquisition of the Purchased Shares.

(3) Right to Sell. The Vendors are the sole legal and beneficial owner of the Purchased Shares and have the exclusive right to dispose of the Purchased Shares as provided in this Agreement free and clear of any Encumbrances or rights of others (other than the rights of the Purchaser under this Agreement).

(4) Power and Capacity.  Each of the Vendors and Don has the full legal capacity and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to complete the transactions contemplated by or referenced in this Agreement.

(5) Enforceability of Obligations.  This Agreement constitutes a valid and binding obligation of each Vendor and Don, enforceable against each Vendor and Don in accordance with its terms.

(6) No Other Purchase Agreements.  No Person other than the Purchaser has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including a right of conversion or exchange attached to convertible securities, warrants or convertible obligations of any nature, for:

(a)	the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of the Corporation or any securities of the Corporation;

(b)	the purchase or other acquisition from the Vendors of any of the Purchased Shares; or

(c)	the purchase or other acquisition from the Corporation of any of its undertaking, property or assets, other than in the Ordinary Course of Business.

There are no restrictions of any kind on the transfer of any of the Purchased Shares except those set out in the articles of the Corporation.

(7) Dividends.  Since the Statement Date, the Corporation has not, directly or indirectly, authorized, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares of any class other than Permitted Dividends and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

Section 3.3 Financial Matters

(1) Financial Records.  All material financial transactions of the Corporation have been properly recorded in the Financial Records, which have been maintained in accordance with sound business and financial practice. The Financial Records:

(a)
accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation in all material respects shown in the Audited Financial Statements and the Interim Financial Statement; and

(b)
together with all disclosures made in this Agreement, present fairly the financial condition and the revenues, expenses and results of the operations of the Corporation in all material respects as of and to the date hereof.

No material information, records, systems, controls or data pertaining to or required for the operation or administration of the Corporation or the Business are recorded, stored, maintained by, or are otherwise dependent upon, any computerized or other system, program or device that is not exclusively owned and controlled by the Corporation; and on the Closing Date, the Corporation will have originals or copies of all such material records, systems, controls or data in their possession or control, including where applicable, copies of all computer software and documentation relating thereto.  The Corporation has maintained and continues to maintain, in the required manner in all material respects, all Books and Records required to be maintained by Applicable Law, including the books and records required to be maintained under the Tax Act, the Excise Tax Act (Canada) and any comparable law of any province or territory of Canada, including laws relating to sales and use taxes.

(2) Financial Statements.  The Annual Financial Statements and the Interim Financial Statement have been prepared in accordance with GAAP applied on a basis consistent with financial statements of previous years and periods, as the case may be, and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise), revenues, earnings, results of operations and financial condition of the Corporation in all material respects as at the dates and for the periods to which they relate, as the case may be.

(3) Liabilities of the Corporation.  Except as set out in Schedule 3.3(3), there are no liabilities or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise) of the Corporation of any kind whatsoever, and there is no basis for any assertion against the Corporation of any liabilities or obligations of any kind, other than:

(a)	the liabilities disclosed, reflected in or provided for in the Annual Financial Statements or the Interim Financial Statement;

(b)	liabilities incurred since the Statement Date which were incurred in the Ordinary Course of Business and, in the aggregate, are not materially adverse to the Business; and

(c)	other liabilities or obligations disclosed in this Agreement.

(4) Guarantees, Warranties and Discounts.  Except as described in Schedule  3.3(4):

(a)
the Corporation has not given any guarantee or warranty in respect of any of the products sold or the services provided by it, except warranties made in the Ordinary Course of Business and in the form of the Corporation’s standard written warranties, copies of which have been provided to the Purchaser, and except for warranties implied by Applicable Law;

(b)
during each of the three years ended immediately preceding the date hereof, no individual claim has been made against the Corporation, which has exceeded $50,000 for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any product, service or work;

(c)
there are no repair contracts or maintenance obligations of the Corporation in favour of the customers or users of products of the Business, except obligations incurred in the Ordinary Course of Business and in accordance with the Corporation’s standard terms, a copy of which has been provided to the Purchaser;

(d)
the Corporation is not now subject to any agreement or commitment, and the Corporation has not, within three years prior to the date hereof, entered into any material agreement with or made any commitment to any customer of the Business which would require the Corporation to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer in excess of $50,000; and

(e)	the Corporation is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers.

(5) Accounts Receivable.  All accounts receivable, book debts, insurance claims and other debts owing to the Corporation are recorded in the Financial Records, arose from bona fide transactions in the Ordinary Course of Business and are good, valid, enforceable and fully collectible at the aggregate recorded amounts thereof (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Interim Financial Statement).  Such receivables (subject to such allowance) are not subject to any defence, set-off or counterclaim.  None of such receivables is due from an Affiliate of the Corporation.

(6) Inventories. The inventories reflected in the Annual Financial Statements and the Interim Financial Statement conform to applicable designs and specifications, are free from defects in workmanship and material, have been accurately valued (based on quantities determined by a physical inventory count) in accordance with GAAP on a basis consistent with prior practice, and the valuation thereof accurately reflects inventory that is damaged, obsolete, defective, unsuitable for its intended use or otherwise unsaleable in the Ordinary Course of Business at normal prices.

(7) Debt Obligations.  Except as disclosed in Schedule 3.3(3) or in the Annual Financial Statements and the Interim Financial Statement, the Corporation has no outstanding any bonds, debentures, mortgages, promissory notes or other Indebtedness maturing more than one year after the date of creation or issue, is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other Indebtedness maturing more than one year after the date of creation or issue, and is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or Indebtedness of any Person.

(8) Absence of Certain Changes or Events.  Since the Statement Date, the Corporation has not purchased, leased or otherwise acquired any properties or assets, except in the Ordinary Course of Business.

(9) Tax Matters.

(a)	The Corporation has complied with all Applicable Laws relating to Taxes.

(b)
The Corporation has duly and on a timely basis prepared and filed with each Governmental Authority as required by Applicable Law all tax returns, elections, filings, forms and other documents required to be filed by it in respect of all Taxes (“Tax Returns”), and such Tax Returns are complete and correct.  Complete and correct copies of all Tax Returns filed in respect of the four fiscal years of the Corporation ending prior to the date hereof have been provided to the Purchaser.

(c)
The Corporation has paid, collected and remitted all Taxes which are due and payable, collectible or remittable, as the case may be, by it on or before the date hereof.  Adequate provision has been made in the Annual Financial Statement and Interim Financial Statement for all Taxes for the periods covered by the Annual Financial Statement and Interim Financial Statement, respectively.  The Corporation has no liability for Taxes other than those provided for in the Annual Financial Statement and those arising in the Ordinary Course of Business since the Statement Date.  The provision for Taxes in the Closing Date Balance Sheet will constitute an adequate provision for the payment of all Taxes in respect of periods ending on or before the Closing Date.  There are no liens for Taxes upon the Corporation’s assets.

(d)
Except as specified in Schedule 3.3(9)(d), there are no actions, suits, proceedings, investigations, audits or claims now pending or, to the Vendor’s knowledge, threatened, against the Corporation in respect of Taxes and there are no matters under discussion, dispute, audit or appeal with any Governmental Authority relating to Taxes.  No reassessments of the Corporation’s Taxes have been issued and received by the Corporation and are outstanding.  None of the Corporation, the Vendors or Don have received any written notice from any Governmental Authority that an assessment or reassessment of the Corporation is proposed in respect of any Taxes, regardless of its merits.

(e)
There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax Return or the payment of any Taxes by the Corporation or the period for any assessment or reassessment of Taxes.

(f)	Canadian federal and provincial income tax assessments have been issued to the Corporation covering all past periods up to and including the taxation year ended on the Statement Date.

(g)
The Corporation has withheld from each amount paid or credited to any Person the amount of Taxes required to be withheld therefrom and has remitted such Taxes to the proper Governmental Authority within the time required under Applicable Law.

(h)
Up to the time immediately preceding the execution and delivery of this Agreement, the Corporation will have been a “Canadian-controlled private corporation”, as defined in the Tax Act, and has been one since its date of incorporation.

(i)
No debt or other obligation of the Corporation has been or will be settled or extinguished on or prior to the Closing Date such that the provisions of Sections 80 to 80.04 of the Tax Act applies or would apply thereto.

(j)	There are no circumstances that could result in the application of Section 78 of the Tax Act to the Corporation.

(k)
The value of consideration paid or received by the Corporation in respect of the acquisition, sale or transfer of any property or the provision of any services to or from any person with whom the Corporation does not deal at “arm’s length” (as defined for purposes of the Tax Act) has been equal to the fair market value of such property acquired, sold or transferred or services provided.

(l)	There have been no transactions between the Corporation and any Person that is a non-resident of Canada for purposes of the Tax Act with whom the Corporation was not dealing at arm’s length.

(m)
The Corporation has never been required by any Applicable Laws to file any Tax Return with, nor has ever been liable to pay any Taxes to, any Governmental Authority outside Canada.  No request to file a Tax Return has ever been made by a Governmental Authority in a jurisdiction where the Corporation does not file Tax Returns.  The Corporation does not carry on, nor has ever carried on, business outside of Canada.

(n)	The Purchased Shares are not “taxable Canadian property”, as defined in the Tax Act.

(o)
The Corporation has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability, or can otherwise be obligated, for the payment of Taxes (or an amount based on the Taxes) owing by such Person.

(p)
The Corporation has claimed a refund of federal and provincial scientific research and experimental development investment tax credits (“SR&ED ITCs”) in respect of taxation years ending before the Closing Date in the amounts set out in Schedule 3.3(9)(p) and except as set out in Schedule 3.3(9)(p) has received a refund of all such refundable SR&ED ITCs.  Any such refundable SR&ED ITCs have been claimed in accordance with the rules in the Tax Act and all Applicable Laws pertaining to provincial Tax. There is and has been no restriction or limitation under the Tax Act or any Applicable Laws pertaining to provincial Tax on the Corporation’s entitlement to claim each such refundable SR&ED ITC or on the amount of such refundable SR&ED ITCs.

(10) Non-Arm’s Length Matters.  Except as disclosed in Schedules 3.3(3) or 3.3(10), the Corporation is not a party to or bound by any agreement with, and is not indebted to, and no amount is owing to the Corporation by, the Vendors, Don, Donco, or any of the Vendor’s Affiliates or any officers, former officers, directors, former directors, shareholders, former shareholders, employees or former employees of the Corporation or any Person not dealing at “arm’s length” with any of the foregoing within the meaning of the Tax Act.  Except as disclosed in Schedule 3.3(10), since the Statement Date, the Corporation has not made or authorized any payments to the Vendor, Don, Donco or any of the Vendor’s Affiliates, or any officers, former officers, directors, former directors, shareholders, former shareholders, employees or former employees of the Corporation or to any Person “not dealing at arm’s length” with any of the foregoing within the meaning of the Tax Act except for Permitted Dividends and salaries and other employment compensation payable to employees of the Corporation in the Ordinary Course of Business and at the regular rates payable to them.

(11) Amounts Receivable.  On the Closing Date, any Indebtedness owing by the Corporation to Don, Donco, any shareholder, director, officer or employee or any Person, firm or corporation not dealing at “arm’s length” with any of the foregoing within the meaning of the Tax Act will have been paid in full.

(12) Bank Accounts and Authorizations.  Attached as Schedule 3.3(12) is a list of all safe deposit boxes and bank accounts of the Corporation, including the names and addresses of the financial institutions at which they are maintained, and the names of all Persons having access or signing authority and of all powers of attorney given by the Corporation.

(13) Insurance. Attached as Schedule 3.3(13) is a list of all insurance policies (including the name of the insurer, policy number, coverage limits, amount of deductible, type of insurance, expiry date, annual premiums and details of pending claims) maintained by the Corporation in respect of its assets, business operations, directors, officers and employees.

(14) Capital Expenditures.  The Corporation is not committed to make any capital expenditures, nor have any capital expenditures been authorized by the Corporation at any time since the Statement Date, except for capital expenditures made in the Ordinary Course of Business which, in the aggregate, do not exceed $50,000.

Section 3.4 Property of Corporation

(1) Title to and Sufficiency of Assets. The Corporation is the owner of and has good and marketable title to all of its properties and assets, including all properties and assets reflected in the Annual Financial Statements and the Interim Financial Statement, all Intellectual Property and all properties and assets acquired by the Corporation after the Statement Date, free and clear of all Encumbrances, except for:

(a)	the properties and assets disposed of, utilized or consumed by the Corporation since the Statement Date in the Ordinary Course of Business;

(b)	the Encumbrances disclosed or reflected in the Annual Financial Statements or the Interim Financial Statement;

(c)	liens for Taxes not yet due and payable;

(d)	the Encumbrances described in Schedules 3.3(3) or 3.4(1)(d); and

(e)	the Licenses for Intellectual Property set out in Schedule 3.4(1)(e).

There are no agreements or commitments to purchase property or assets by the Corporation, other than in the Ordinary Course of Business.  The properties and assets owned, leased and licensed by the Corporation are sufficient to permit the continued operation of the Business after the Closing Date in substantially the same manner as conducted in the year ended on the Statement Date.

(2) Real Properties.  The Corporation does not own, and since the date of its incorporation, has never owned any real property.

(3) Leases and Leased Premises.

(a)
Schedule 3.4(3)(a) describes all leases or agreements to lease under which the Corporation leases any real or immovable property (collectively, the “Leases”).  The names of the other parties to the Leases, the description of the Leased Premises, the term, rent and other amounts payable under the Leases and all renewal options available under the Leases are accurately described in Schedule 3.4(3)(a).  Complete and correct copies of the Leases have been provided to the Purchaser.

(b)
Except as set out in Schedule 3.4(3)(b) , the Corporation is exclusively entitled to all rights and benefits as lessee under the Leases, and the Corporation has not sublet, assigned, licensed or otherwise conveyed any rights in the premises subject to the Leases (the “Leased Premises”) or in the Leases to any other Person.

(c)
All rental and other payments and other obligations required to be paid and performed by the Corporation pursuant to the Leases have been duly paid and performed.  The Corporation is not in default of any of its obligations under the Leases and, to the Vendor’s knowledge, none of the landlords or other parties to the Leases are in default of any of their obligations under the Leases.

(d)	The terms and conditions of the Leases will not be affected by, nor will any of the Leases be in default as a result of, the completion of the Purchase.

(4) Environmental Matters.  The Corporation, the operation of the Business, the property and assets owned or used by the Corporation and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws.  The Corporation has never been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled any prosecution under any Environmental Laws short of conviction.

(5) Personal Property.  Schedule 3.4(5) lists all locations where any items of personal or movable property are situate, including a brief description of the property situate at each location.  The Corporation is not a lessee of any personal or movable property. The Corporation  is not a party to any conditional sale or other title retention agreement except as disclosed in Schedule 3.4(5).

(6) Work Orders and Deficiencies.  To the Vendor’s knowledge, there are no outstanding work orders, non-compliance orders, deficiency notices or other such outstanding notices relating to the Leased Premises, the other properties and assets of the Corporation or the Business which have been issued by any Governmental Authority including any police or fire department, sanitation, environment, labour or health department.  There are no matters under discussion with any Governmental Authority relating to work orders, non-compliance orders, deficiency notices or other such notices.

(7) Plants, Facilities and Equipment.  All machinery, equipment, tools, furniture, furnishings and materials used in the Business are in good working order, except for wear and tear.  The Corporation does not own or lease any motor vehicles.

(8) Computer Systems.

(a)
To the Vendor’s knowledge, (i) the Computer Systems adequately meet the data processing and other computing needs of the Business and operations of the Corporation as presently conducted; and (ii) the Computer Systems function, operate, process and compute in accordance with all Applicable Laws, industry standards and trade practices.

(b)
To the Vendor’s knowledge, the Computer Systems have industry accepted software to safeguard the Computer Systems against viruses.  The Computer Systems do not contain any disabling codes and devices (including any backdoor hidden access), and the Vendors have taken all steps and implement all procedures consistent with past practice to ensure, so far as reasonably possible, that such systems are free from viruses and disabling codes and devices and will remain so until the Closing Date.

(c)
The Corporation has in place back-up systems and disaster recovery plans, procedures and facilities consistent with past practice necessary to ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction or other form of disaster affecting the Computer Systems and has taken all steps and implemented all procedures consistent with past practice appropriate to safeguard the Computer Systems and prevent unauthorized access thereto.

(9) Intellectual Property.  Do Not Delete.  This will not print.  Anchor for Schedule 3.4(9)

(a)
Schedule 3.4(9) lists: (a) all Intellectual Property owned by the Corporation, Donco, Don and any Vendor whether or not such Intellectual Property has been registered or whether applications for registration have been filed by or on behalf of the Corporation, Don, Donco or any Vendor; and (b) particulars of all registrations and applications for registration in respect of such Intellectual Property.  The Intellectual Property disclosed in Schedule 3.4(9) is valid, enforceable and subsisting and includes all of the Intellectual Property used in, or necessary to carry on, the Business.

(b)
The Corporation has good and valid title to all of the Intellectual Property, free and clear of any and all Encumbrances, except in the case of any Intellectual Property licensed to the Corporation as disclosed in Schedule 3.4(9) and the Encumbrances disclosed in Schedule 3.3(3).  Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to the Corporation have been provided to the Purchaser.  All such agreements are in good standing and in full force and effect.  Except as set in Schedule 3.4(9), no royalty or other fee is required to be paid by the Corporation to any other Person in respect of the use of any of the Intellectual Property except as provided in such agreements delivered to the Purchaser.

(c)
Schedule 3.4(9) lists any current license agreements where the customer continues to receive support and maintenance service and such customers have been granted or licensed by the Corporation to any other Person on the Corporations form of support and maintenance agreement.  Complete and correct copies of any such written agreements have been provided to the Purchaser.  Except in the case of Intellectual Property licensed to or by the Corporation as indicated in Schedule 3.4(9) and pursuant to Encumbrances disclosed in Schedule 3.3(3), the Corporation has the exclusive right to use all of the Intellectual Property and the Corporation has not granted any license or other rights to any other Person in respect of the Intellectual Property.

(d)
Except as disclosed in Schedule 3.4(9), there are no restrictions on the ability of the Corporation or any successor to the Corporation to use and exploit all rights in the Intellectual Property.  Each of the trade-marks and trade names included in the Intellectual Property is in use.  None of the rights of the Corporation in the Intellectual Property will be impaired or affected in any way by the Purchase.

(e)
Other than as set out in Schedule 3.4, the conduct of the Business and the use of the Intellectual Property do not infringe.  The Corporation has not received any notice, complaint, threat or claim alleging infringement or misappropriation of any intellectual property or proprietary right of any other Person.  No Person has challenged the rights of the Corporation to any of the Intellectual Property.

(f)	To the Vendor’s knowledge, no Person is infringing or misappropriating any rights in the Intellectual Property.

(g)
To the Vendors’ knowledge, documentation relating to computer software trade secrets and know-how is reasonably accurate and sets out in sufficient detail and content to identify and explain its functionality.  The Corporation has taken reasonable precautions to protect the secrecy, confidentiality and value of any such trade secrets and know-how.

Section 3.5 Conduct of Business

(1) Ordinary Course.  The Business has been carried on in the Ordinary Course of Business since the Statement Date, and will be carried on in the Ordinary Course of Business after the Statement Date and up to the Closing Date.

(2) Suppliers.  Schedule 3.5(2) contains a list of the 10 largest suppliers of materials or services to the Corporation during the 12-month period ended December 31, 2011.  There is no sole-source supplier of significant materials or services to the Corporation with respect to which practical alternative sources of supply are not available on comparable terms and conditions.  The relationships of the Corporation with each of its principal suppliers are satisfactory and there are no unresolved disputes with any such supplier.

(3) Customers.  Schedule 3.5(3) contains a complete list of the current customers of the Corporation.  Neither the customer lists of the Corporation nor any information relating to the customers of the Business have, within three years prior to the date of this Agreement, been made available to any Person other than the Purchaser.  To the Vendor’s knowledge, there is no reasonable basis to expect the loss of any customers or sources of revenue of the Business which, in the aggregate, would be material to the Business or the financial condition of the Corporation.  No indication has been received that any significant customer or number of customers will or may cease to deal with the Corporation as a result of the sale of the Purchased Shares or for any other reason.  The relationships of the Corporation with each of its principal customers are satisfactory and there are no unresolved disputes with any such customers.

(4) Necessary Assets.  The properties and assets owned, leased or licensed by the Corporation constitute all the property and assets used or held for use in connection with the Business and are sufficient for the conduct of the Business as currently conducted and include all proprietary rights, trade secrets and other property and assets, tangible and intangible, applicable to or used in connection with the Business.  None of Donco, Don, any Vendor or any other Person owns any assets which are being used in or are reasonably necessary to carry on the Business in the Ordinary Course of Business except assets leased or licensed to the Corporation.

(5) Restrictions on Doing Business.  Except as set out in Schedule 3.5(5), the Corporation is not a party to or bound by any agreement or commitment which would restrict or limit its rights to carry on or compete in any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct the Business as currently conducted and as proposed to be conducted.  The Corporation is not subject to any legislation or any judgment, Order or requirement of any court or other Governmental Authority which is not of general application to Persons carrying on a business similar to the Business.  To the Vendor’s knowledge, there are no facts or circumstances which could materially adversely affect the ability of the Corporation to continue to operate the Business as presently conducted following the completion of the Purchase.

(6) Contracts.   Schedule 3.5(6) lists or identifies all Contracts including all software support agreements that the Corporation has with any existing customers of the Business.  The Corporation is not, nor, to the Vendor’s knowledge, is any other party to any Contract in default under any material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a material default under any Contract by the Corporation or any other party to any Contract.  Each material Contract is in full force and effect, unamended by written or oral agreement, and the Corporation is entitled to the full benefit and advantage of each material Contract in accordance with its terms.  The Corporation has not received any notice of a material default by the Corporation under any Contract or of a dispute between the Corporation and any other Person in respect of any Contract.  The completion of the Purchase will not afford any party to any of the Leases or other Contracts or any other Person the right to terminate any Lease or other Contract nor will the completion of such transactions result in any additional or more onerous obligation on the Corporation under any Lease or other Contract.

(7) Licences and Compliance with Law.  Schedule 3.5(7) lists all Licences and such Licences are the only Licences, permits, authorizations or approvals of a Governmental Authority required for the operation of the Business.  Such Licences are held by the Corporation free and clear of any and all Encumbrances.  The Business is being conducted by the Corporation in accordance with all terms and conditions of the Licences.  All the Licences are valid and are in full force and effect in all material respects, the Corporation is not in violation of any material term or provision or requirement of any Licence, and, to the Vendor’s knowledge, no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence.

(8) Operations and Assets.  Attached as Schedule 3.5(8) is a list of each jurisdiction in which operations of the Corporation are carried on and a brief description of the nature of such operations and each jurisdiction in which tangible assets owned or used by the Corporation are located.

(9) Consents and Regulatory Approvals.  Except as specified in Schedule 3.5(9), neither the Corporation nor any Vendor is under any obligation, contractual or otherwise, to request or obtain any Consent or Regulatory Approval or to give any notice to any Governmental Authority or other Person:

(a)	by virtue of or in connection with the execution, delivery or performance by the Vendors, Don or the Corporation of this Agreement or the completion of the Purchase;

(b)	to avoid the loss of any Licence or to avoid the violation, breach or termination of, or any default under, or the creation of any Encumbrance under the terms of, any Applicable Law; or

(c)
in order that the authority and ability of the Corporation to carry on the Business in the Ordinary Course of Business and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Purchase.

All Contracts and Licences under which the Corporation or the Vendors is obligated to request or obtain any such Consent or Regulatory Approval or to give any such notice are identified in Schedule 3.5(9).

Section 3.6 Employment Matters

(1) Employees.  Schedule 3.6(1) states the age, location of employment, job title, length of service, commission and bonus entitlements, benefits and rate of remuneration of, and the nature of services performed by each employee of the Corporation and each other Person receiving remuneration for work or services being provided to the Corporation at the date of this Agreement including contractors, consultants, agents and agency employees, and indicates the titles of any employees of the Corporation who are on leave of absence together with the reason for each such employee’s leave and such employee’s expected date of return to work.  Schedule 3.6(1) also identifies the titles of employees who have stated that they will resign or retire or cease to provide work or services as a result of the Purchase.  Except as set out in Schedule 3.6(1), no employee of the Corporation is on long-term disability leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act, 1997 (Ontario) or comparable legislation of any other jurisdiction.

(2) Remuneration.  Since the Statement Date, no payments have been made or authorized to directors, officers, employees, contractors, consultants or agents except at regular rates of remuneration and in the Ordinary Course of Business or as otherwise set out in this Agreement.  There are no outstanding loans or advances made or granted by the Corporation to any employee, contractor, consultant or agent, except for travel advances made to employees in the Ordinary Course of Business.

(3) Labour Matters and Employee Contracts.  The Corporation is not a party to or bound by any collective bargaining agreement, labour contract, letter of understanding, memorandum of understanding, letter of intent, voluntary recognition agreement or other legally binding commitment to any labour union, trade union, employee association or similar entity in respect of any employees or contractors rendering services to the Corporation, nor is the Corporation currently conducting negotiations with any labour union, trade union, employee association or similar entity and, during the period of three years preceding the date of this Agreement, to the Vendor’s knowledge, there has been no attempt to organize, certify or establish any labour union, employee association or similar entity in relation to any of the employees of the Corporation. Except as disclosed in Schedule 3.6(3), the Corporation is not a party to any employment agreement, consulting contract, agency contract or similar agreement or arrangement, and there is no agreement for the employment of any employee which cannot be terminated on reasonable notice and without penalty.  There is no agreement, policy, plan or practice relating to the payment of any management, consulting or other fee or any bonus, retention payment, change of control or golden parachute payment, pension, share of profits or retirement allowance, or any insurance, health or other employee benefit, except as disclosed in Schedule 3.6(5)(b).  The Corporation has complied with all provisions of the agreements disclosed in Schedule 3.6(3) and there are no existing or, to the Vendor’s knowledge, threatened, labour strikes, cessations or suspensions of work or labour disputes, lockouts, slowdowns, disturbances, grievances, arbitrations, unfair labour practice complaints, controversies or other labour troubles affecting the Corporation or the Business, nor have there been any material labour disturbances within the period of three years preceding the date of this Agreement.

(4) Employment Laws.  The Corporation is currently in compliance with all Employment Laws in all material respects and to the Vendor’s knowledge, and there are no threatened, pending or outstanding charges, applications, claims, Orders, investigations, audits or complaints against the Corporation under any Employment Laws, nor has the Corporation received notice of any charges, applications, claims, Orders or complaints against the Corporation under any Employment Laws within the period of three years preceding the date of this Agreement.  The Corporation has paid in full all amounts owing under the Workplace Safety and Insurance Act, 1997 (Ontario) and comparable legislation of other jurisdictions and, to the Vendor’s knowledge, there are no circumstances, related to the workers’ compensation claims experience of the Corporation or otherwise, which would permit or require a reassessment, penalty, surcharge or other additional payment under such legislation.  The Corporation has not received notice of any outstanding charges or orders requiring the Corporation to comply with the Occupational Health and Safety Act (Ontario) or comparable legislation of any other jurisdiction.  All obligations of the Corporation for vacation pay and banked vacation entitlement, holiday pay, overtime pay or time-off entitlement, sick pay or banked sick leave, premiums for employment or unemployment insurance, employer health tax, Canada Pension Plan premiums, accrued employee compensation and Benefit Plan payments or premiums will have been paid or discharged as of the Closing Date, or if unpaid are accurately reflected in the Books and Records, in all material respects.

(5) Employee Benefit Plans.

(a)
Except as listed in Schedule 3.6(5)(b), the Corporation is not subject to any present or future obligation or liability under, any written or oral pension plan, deferred compensation plan, incentive compensation plan, retirement income plan, stock option or stock purchase plan, stock appreciation plan, phantom stock option plan, retirement plan, salary continuation plan, severance plan, supplemental unemployment plan, profit sharing plan, commission plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan, health, welfare, medical or dental plan or other employee benefit plan, program, policy, arrangement or practice, formal or informal, with respect to any of its employees, other than pursuant to the Health Insurance Act (Ontario) and other similar health plans established pursuant to statute.

(b)
To the Vendor’s knowledge, the Vendors have provided the Purchaser with a complete copy of all written policies, procedures and work-related rules in effect with respect to employees of the Corporation, including policies regarding holiday, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements.  (The plans, programs, policies, practices, arrangements and procedures listed in Schedule 3.6(5)(b) are collectively called the “Benefit Plans”).  Complete and correct copies of all documentation establishing or relating to the Benefit Plans or, where such Benefit Plans are oral commitments, written summaries of the terms thereof, and the most recent financial statements and actuarial reports related thereto and all reports and returns in respect thereof filed with any regulatory agency or other Governmental Authority within three years prior to the date hereof have been provided to the Purchaser.

(c)
To the Vendor’s knowledge, the booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the employees of the Corporation concerning each Benefit Plan together with all written communications of a general nature provided to such employees accurately describe the benefits provided under each Benefit Plan referred to therein.  All contributions or premiums required to be made or paid by the Corporation to the Benefit Plans have been made or paid in a timely fashion in accordance with the terms of the Benefit Plans and Applicable Law and all applicable collective bargaining agreements or other labour union contracts.  To the Vendor’s knowledge, contributions to the Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld by the Corporation and fully paid into the Benefit Plans and the Corporation have obtained appropriate consents from employees for such deductions.  The Corporation is not a party to any Benefit Plan (including any multi employer pension plan) that provides post-retirement benefits to employees of the Corporation or any of their beneficiaries or dependants.  No funds have been withdrawn by the Corporation from any Benefit Plans.

(d)
No insurance policy or any other contract or agreement affecting any Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves in respect of each insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(e)
There are no current or pending claims by any employee covered under the Benefit Plans or by any other Person which allege a breach of fiduciary duties or violation of Applicable Law or which may result in liability to the Corporation and, to the best of the Vendor’s knowledge, there is no basis for such a claim.  There are no employees or former employees of the Corporation who are receiving from the Corporation any pension or retirement payments, or who are entitled to receive any such payments.

(f)
The Corporation has not made any representations to employees, nor does there exist any undertaking or commitment, whether legally binding or not, to create any additional Benefit Plan or to change or modify any existing Benefit Plan.  No contractors, consultants, agents or agency employees are eligible for or entitled to benefits under any Benefit Plan, and, to the Vendor’s knowledge, no promise or commitment has been made by the Corporation to any such Person with respect to coverage under any Benefit Plan.

(g)
The consummation of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan or Contract with a present or former employee, consultant, contractor, agent, director or officer, which will or may result in any severance or other payment or in the acceleration, vesting or increase in benefits with respect to any present or former employee, consultant, contractor, agent, director or officer.

Section 3.7 General Matters

(1) Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Vendors and the Corporation, and the completion of the Purchase, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Corporation or Karenco under:

(a)	any term or provision of any of the articles, by-laws or other constating documents of the Corporation or Karenco;

(b)
subject to obtaining the Consents referred to in Schedule 3.5(9), the terms of any material agreement (written or oral), indenture, instrument or understanding or other material obligation or restriction to which the Corporation or any Vendor is a party or by which either of them is bound, or

(c)
subject to obtaining the Regulatory Approvals referred to in Schedule 3.5(9), any term or provision of any of any License referred to in Section 3.5(9), any order of any court or Governmental Authority or regulatory body or any Applicable Law of any jurisdiction in which the Business is carried on.

No representation is made under this Section 3.7(1) with respect to the Agreements listed in Schedule 3.3(3).

(2) Government Assistance.  There are no agreements, loans, other funding arrangements and assistance programs (collectively, “Government Assistance Programs”) which are outstanding in favour of the Corporation from any federal, provincial, municipal or other Governmental Authority.

(3) Compliance with Laws.  The Corporation carrying on the Business is not in violation of any Applicable Law in all material respects, including laws relating to its operations, products, manufacturing processes, advertising, sales or employment practices, wages and hours, product safety or human rights.

(4) Litigation.  Except for the matters referred to in Schedule 3.7(4), there are no actions, applications, complaints, claims, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Corporation or the Vendors) pending or, to the Vendor’s knowledge, threatened, by or against or affecting the Corporation, at law or in equity, or before or by any court or other Governmental Authority, domestic or foreign, nor, to the Vendor’s knowledge, are there grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.  Without restricting the generality of the foregoing, no significant product liability claims have been asserted or made, and continue to be outstanding, against the Corporation alleging any defect in the design, manufacture or materials of any of the products of the Business.

(6)           Securities Matters. With respect to the Vendors acquiring DPS Shares, if any, each Vendor:

(a)	is a sophisticated investor with knowledge and experience in financial and business matters;

(b)	is an “accredited investor” within the meaning of that term in NI 45-106 and within the meaning of that term in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) of under the Securities Act of 1933;

(c)	has consulted with her professional and legal advisors and is capable of evaluating the merits and risks of her investment in DPS Shares;

(d)	will be able to bear the economic risk of her investment in DPS Shares;

(e)
acknowledges that she has not received a prospectus or any other information from Purchaser and that she has relied entirely on the publicly available information and documents of DPS and on her own investigation in making the investment decision to receive DPS Shares as partial satisfaction of the Purchase Price;

(f)
is not acquiring the DPS Shares as a result of any advertisement, article, notice or other communication regarding the DPS Shares  published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement;

(g)
is acquiring the DPS Shares for her own account, and not as a nominee or agent, for investment purposes, and not with a view towards, or for resale in connection with, the public sale or distribution of any part thereof, all except pursuant to transactions registered under the Securities Act of 1933 or exempt from such registration; provided, however, that the disposition of its property shall at all times be within her control;

(h)
understands that the offer and sale of the DPS Shares provided for herein is being made without registration under the Securities Act of 1933, in reliance upon the provisions of Section 4(2) of the Securities Act of 1933 and such other exemptions from the registration requirements of the Securities Act of 1933 as may be available with respect to any or all of the DPS Shares to be made hereunder, and that DPS is relying in part upon the truth and accuracy of, and the Vendors compliance with, the representations, warranties, agreements, covenants, acknowledgments and understandings of the Vendors set forth herein in order to determine the availability of such exemptions and the eligibility of such Vendor to acquire the DPS Shares;

(i)	understands that the DPS Shares have not been registered under the Securities Act of 1933 or any state securities or “Blue Sky” laws; and

(j)
understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the DPS Shares or the fairness or suitability of the investment in the DPS Shares nor have such authorities passed upon or endorsed the merits of the offering of the DPS Shares.

Section 3.8 Disclaimer of Other Representations and Warranties

Except as expressly set forth in this Article 3, neither the Vendors nor Don makes any representation or warranty, express or implied, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 4   – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND DPS

Each of the Purchaser and DPS jointly and severally represents and warrants to the Vendor as stated below and acknowledges that the Vendors are relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.  For greater certainty, all of the representations, warranties, contained herein shall be joint and several obligations of the Purchaser and DPS and each of them, enforceable against any or all of them.

Section 4.1 Status and Capacity of the Purchaser and DPS

(1) The Purchaser has been duly incorporated, is an existing corporation in Good Standing under the laws of Ontario and has the corporate power and capacity to own or lease its property and to carry on its business as now carried on in each jurisdiction in which it owns or leases property or carries on business.

(2) DPS has been duly formed, is an existing corporation in Good Standing under the laws of Delaware and has the corporate power and capacity to own or lease its property and to carry on its business as now carried on in each jurisdiction in which it owns or leases property or carries on business.

Section 4.2 Due Authorization

(1) The execution and delivery of this Agreement and the consummation of the Purchase have been duly and validly authorized by all necessary corporate and shareholder action (if applicable) of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the Purchase.

(2) The execution and delivery of this Agreement and the consummation of the Purchase have been duly and validly authorized by all necessary corporate and shareholder action (if applicable) of DPS and no other corporate proceedings on the part of DPS are necessary to authorize this Agreement.

Section 4.3 Enforceability

(1) This Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

(2) This Agreement has been duly and validly executed and delivered by DPS and is a valid and legally binding agreement of DPS enforceable against DPS in accordance with its terms.

Section 4.4 Investment Canada Act

The Purchaser is a “WTO Investor” within the meaning of the Investment Canada Act.

Section 4.5 Compliance with Constating Documents, Agreements and Laws

The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Purchaser and DPS, and the completion of the Purchase, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Purchaser or DPS under:

(a)	any term or provision of any of the articles, by-laws or other constating documents of the Purchaser or DPS; or

(b)	the terms of any material written agreement, indenture or instrument to which the Purchaser or DPS is a party or by which either of them is bound.

Section 4.6 Compliance with Laws

Each of the Purchaser or DPS is carrying on its business in compliance with all Applicable Law in all material respects, including laws relating to operations, products, manufacturing processes, advertising, sales or employment practices, wages and hours, product safety or human rights.

Section 4.7 Litigation

There are no actions, applications, complaints, claims, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Purchaser and DPS) pending or, to DPS’s knowledge, threatened, by or against or affecting the Purchaser or DPS, at law or in equity, or before any court or other Governmental Authority, nor, in DPS’s knowledge, are there grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

Section 4.8 Tradability of DPS Shares

(1) The DPS Shares (i) are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject only to restrictions upon transfer under the Securities Act of 1933 and any applicable state securities laws; and (ii)  have been, or will be, duly and validly authorized and on the dates of issuance of their issuance and the DPS Shares will be duly and validly issued, fully paid and non-assessable and if registered pursuant to the Securities Act of 1933 Act and resold pursuant to an effective registration statement or an exemption from registration, will be free trading, unrestricted and unlegended.

(2) Within five days (such fifth day being the “Unlegended Shares Delivery Date”) after the day on which DPS has received (i) a notice that DPS Shares held by the Vendor and Don has been sold pursuant to a registration statement or Rule 144 under the Securities Act of 1933, (ii) a representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied, (iii) the original share certificates representing the DPS Shares that have been sold, and (iv) in the case of sales under Rule 144, customary representation letters of the seller of such shares and, if required, such seller’s broker regarding compliance with the requirements of Rule 144, DPS at its expense, (y) shall deliver, and shall cause legal counsel selected by DPS to deliver to its transfer agent (with copies to such selling shareholder) an appropriate instruction and opinion of such counsel, directing the delivery of the DPS Shares without any legends (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted DPS Shares certificate, if any, to the Vendors (or Don, as the case may be) at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date.

Section 4.9 Accredited Investor

The Purchaser: (i) resides at the address listed in Section 8.4(1)(b) which address is the residence or place of business of the Purchaser not created or used solely for the purpose of acquiring the Purchased Shares; (ii) represents that it is an “accredited investor” within the definition set forth in National Instrument Rule 45-106 promulgated under the Securities Act (Ontario); and (iii) acknowledges that the Purchased Shares have not been qualified under any applicable Canadian securities Laws and that the contemplated sale is made in reliance on a private placement exemption to accredited investors.

Section 4.10 Disclaimer of Other Representations and Warranties

Except as expressly set forth in this Article 4, neither the Purchaser nor DPS makes any representation or warranty, express or implied, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5   – COVENANTS

Section 5.1 Confidentiality

Upon completion of the Purchase, each of the Parties hereto shall hold in strict confidence and shall not disclose to any Person (other than as required by applicable law and for the purposes of filing tax returns or in respect to the enforcement of rights and obligations of the other Party hereto), the terms and conditions of this Agreement andthe transactions contemplated hereby except as expressly permitted under this Agreement or with the prior written consent of the Parties hereto.

Section 5.2 Tax Matters

(1) The Vendors and Don shall jointly prepare or cause to be prepared in consultation with the Purchaser and file or cause to be filed in a timely manner all Tax Returns for the Corporation for all periods ending on or prior to the Closing Date (“Pre-Closing Date Tax Periods”) which are due prior to the Closing Date.  Any such Tax Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices (including, prior Tax elections and accounting methods or conventions made or utilized by the Corporation), except as required by Applicable Law.  The Vendors and Don shall submit such Tax Returns to the Purchaser for review and comment 10 days prior to filing.

(2) The Purchaser shall prepare or cause to be prepared in consultation with the Vendors and Don and file or cause to be filed in a timely manner all Tax Returns for the Corporation in relation to periods beginning before and ending after the Closing Date (“Straddle Periods”) and for all Pre-Closing Date Tax Periods which are due after the Closing Date, in each case at the sole cost and expense of the Corporation. All such Tax Returns shall be prepared and filed in a manner that is consistent (as applicable) with past practices (including, prior Tax elections and accounting methods or conventions made or utilized by the Corporation), except as required by Applicable Law.

(3) The Vendors and Don shall jointly and severally pay or cause to be paid when due and payable all Taxes of the Corporation, to the extent allocable to any Pre-Closing Date Tax Period and any pre-Closing Date portion of a Straddle Period in excess of all such Tax amounts specifically accrued in the Closing Date Balance Sheet (and deducted for purposes of computing the Closing Amount in Section 2.2(1)).

(4) (i) The Purchaser and (ii) the Vendors and Don agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Corporation (including, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the preparation for and conduct of any audit in respect of Taxes by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Authorities at the sole cost of the requesting party.  If reasonably requested by the Purchaser, the Vendors and Don shall make themselves available on a basis mutually convenient to each such Party to provide explanations of any documents or information provided hereunder.  The Purchaser, the Vendors and Don shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Corporation.  Any information provided or obtained under this Section 5.2 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting an audit or other proceeding.

(5) For purpose of allocating Tax amounts between the pre- and post-Closing Date portion of a Straddle Period, the Tax liabilities of the Corporation shall be determined as follows:  (i) the amount of any Tax based on or measured by income or receipts of the Corporation shall be apportioned between the pre-Closing Date period and the post-Closing Date period based on an interim closing of the books as of the close of the business on the Closing Date, and (ii) the amount of any other Taxes of the Corporation shall be apportioned to the pre-Closing Date period by multiplying the amount of such Taxes for the entire period by a fraction, the numerator of which is the number of days in such period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(6) For all Tax purposes, the Purchaser, the Vendors and Don agree that they will report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement and the Employment Agreement, and all Parties agree to file their Tax Returns accordingly.

ARTICLE 6  – SURVIVAL AND INDEMNIFICATION

Section 6.1 Survival

All provisions contained in this Agreement and in any other agreement, certificate or instrument executed and delivered hereunder shall not merge on the closing of the Purchase but shall survive the execution, delivery and performance of this Agreement, the closing of the Purchase and the execution and delivery of any transfer documents or other documents of title to the Purchased Shares and all other agreements, certificates and instruments executed and delivered hereunder and the payment of the consideration for the Purchased Shares for the periods specified herein.

Section 6.2 Indemnity by the Vendors and Don

(1) Each of the Vendors and Don shall jointly and severally indemnify the Purchaser’s Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatever to:

(a)
any incorrectness in or breach of any representation or warranty of the Vendors or Don contained in this Agreement or in any certificate or instrument executed and delivered pursuant to this Agreement; and

(b)	any breach or any non-fulfilment of any covenant or agreement on the part of the Vendors or Don contained in this Agreement.

(2) The rights to indemnification of the Purchaser’s Indemnified Parties under this Section 6.2 shall apply notwithstanding any inspection or inquiries made by or on behalf of any of the Purchaser’s Indemnified Parties, or any knowledge acquired or capable of being acquired by any of the Purchaser’s Indemnified Parties or facts actually known to any of the Purchaser’s Indemnified Parties (whether before or after the execution and delivery of this Agreement and whether before or after the closing of the Purchase).  The waiver of any condition based upon the accuracy of any representation and warranty or the performance of any covenant shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty or covenant.  The agreements set out in Schedule 3.3(3) are excluded from any indemnity by the Vendors or Don in this Section 6.2(1)(a) or (b) and the Vendors and Don shall have no liability whatsoever under this Agreement for any matter relating to the Agreements referred to in Schedule 3.3(3).

Section 6.3 Indemnity by the Purchaser

The Purchaser shall indemnify the Vendors and/or Don and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatever to:

(a)	any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate or instrument executed and delivered pursuant to this Agreement; and

(b)	any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser or DPS contained in this Agreement.

Section 6.4 Monetary Limitations

(1) No claims for indemnification may be made by the Purchaser or DPS against the Vendors and/or Don under Section 6.2(1)(a) unless the aggregate amount of Damages for which the Purchaser and/or DPS entitled to be indemnified under Section 6.2(1)(a) exceeds $250,000, in which event the Vendors and Don shall not be required to indemnify the Purchaser or DPS for the first $250,000 of Damages but shall only be required to indemnify for the aggregate amount of all Damages in excess of the first $250,000. The agreements set out in Schedule 3.3(3) are excluded from any indemnity by the Vendors or Don contained in Section 6.2(1)(a) or (b) and the Vendors and Don shall have no liability whatsoever under this Agreement for any matter relating to the Agreements referred to in Schedule 3.3(3).

(2) No claims for indemnification may be made by the Vendors or Don against the Purchaser or DPS under Section 6.3(a) unless the aggregate accumulated amount of all such Damages for which the Vendors or Don are entitled to be indemnified under Section 6.3(a) exceeds $250,000, in which event the Purchaser and DPS shall not be required to indemnify the Vendors or Don for the first $250,000 of Damages but shall only be required to indemnify for the aggregate amount of all Damages in excess of the first $250,000.

(3) The maximum aggregate liability of a Party for Damages under Section 6.2(1)(a) or Section 6.3(a) shall not exceed $1,000,000.  No claim for indemnification may be made by the Purchaser or DPS against the Vendors and/or Don under Section 6.2(1)(a) if the amount of Damages for which the Purchaser or DPS is entitled to be indemnified in respect of such claim is less than $15,000.  No claim for indemnification may be made by the Vendors or Don against the Purchaser or DPS under Section 6.3(a) if the amount of Damages for which the Vendors or Don are entitled to be indemnified in respect of such claim is less than $15,000.

(4) This Section 6.4 does not apply to liability of the Vendors or Don for Damages in respect of incorrectness in or breach of any representation and warranty set out in Section 3.3(9).

Section 6.5 Notice of Claim

(1) If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 6, the Indemnified Party shall promptly give written notice thereof (a “Notice of Claim”) to the Indemnifying Party.  Such notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages do not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and

(b)	the amount of the potential Damages arising therefrom, if known.

(2) If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of a particular claim in time to effectively contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 6 shall be reduced to the extent that Damages are incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.  Nothing in this Section 6.5 shall be construed to affect the time within which a Notice of Claim must be delivered pursuant to Section 6.6(1) and Section 6.6(2) in order to permit recovery pursuant to Sections 6.2(1)(a) or (b) or Section 6.3, as the case may be.

Section 6.6 Time Limits for Notice of Claim for Breach of Representations and Warranties

(1) Notice by the Purchaser.  No Damages may be recovered from the Vendors or Don pursuant to Section 6.2(1)(a) unless a Notice of Claim is delivered by the Purchaser on or before the following dates:

(a)	with respect to the representations and warranties in Section 3.1, Section 3.2 at any time after the Closing Date;

(b)
with respect to the representations and warranties in Section 3.3(9), within 60 days after the expiry of the limitations period applicable for assessments or reassessments by the relevant taxing authority under applicable law; and

(c)	with respect to all other representations and warranties, on or before that date that is 18 months after the Closing Date.

Unless a Notice of Claim has been given on or before the date set out above with respect to each particular representation and warranty, the Vendors and Don shall be released on such date from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the Purchaser’s Indemnified Parties in respect thereof pursuant to Section 6.2(1)(a).  This Section 6.6(1) shall not be construed to impose any time limit on the Purchaser’s right to assert a claim to recover Damages under Section 6.2(1)(b) whether or not the basis on which such a claim is asserted could also entitle the Purchaser to make a claim for Damages pursuant to Section 6.2(1)(a).

(2) Notice by the Vendor.  No Damages may be recovered from the Purchaser or DPS pursuant to Section 6.3(a) unless a Notice of Claim is delivered by the Vendors on or before that date that is 18 months after the Closing Date.  Unless a Notice of Claim has been given on or before the date set out above with respect to each particular representation and warranty, the Purchaser and DPS shall be released on that date that is 18 months after closing from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the Vendor in respect thereof pursuant to Section 6.3(a).  This Section 6.6(2) shall not be construed to impose any time limit in the right of the Vendors or Don to assert a claim to receive Damages under Section 6.3(b) whether or not the basis on which such claim is asserted could also entitle the Vendors or Don to make a claim for Damages pursuant to Section 6.3(a).

(3) Waiver of Potential Defence.  If the date by which a Notice of Claim must be given as set out in Sections 6.6(1) or (2) in respect of a particular representation and warranty has passed, an Indemnified Party that might otherwise have been entitled to indemnification had such date not passed shall not be entitled to assert a right to give a Notice of Claim on the basis that it did not know and could not reasonably have known of the existence of the breach of that representation and warranty, or of any other element necessary to make a claim for Damages in respect thereof prior to such date.  Each party irrevocably agrees not to assert in any proceeding that it should be relieved from any of the provisions of this Section 6.6 by reason that it did not know and could not reasonably have known of the existence of any breach of representation and warranty, or of any other element necessary to make a claim for Damages in respect thereof.  Each Indemnifier further irrevocably agrees not to assert in any proceeding, whether by way of defence, set-off, counterclaim or otherwise, that the Indemnified Party knew, or that a reasonable person with the abilities and in the circumstances of the Indemnified Party ought to have known, of any or all of the elements forming the basis of a claim for indemnification in respect of a particular representation and warranty made by the Indemnified Party, at any time prior to the date on which the Indemnified Party gives its Notice of Claim in respect thereof to the Indemnifier.

Section 6.7 Limitation Periods

(1) Limitation Periods for Representations and Warranties.  Notwithstanding the provisions of the Limitations Act, 2002 (Ontario) or any other statute, an Indemnified Party may give an Arbitration Notice in respect of Damages arising from any incorrectness in or breach of any representation and warranty of the Indemnifying Party as referred to in a Notice of Claim delivered within the time periods stipulated in Section 6.6(1)(b) or (c) at any time on or before:

(a)	with respect to a Notice of Claim subject to Section 6.6(1)(c), 20 months from the Closing Date;

(b)
with respect to a Notice of Claim subject to Section 6.6(1)(b), 60 days after the expiry of the limitations periods applicable for assessments or reassessments by the relevant taxing authority under applicable law; and

(c)	with respect to any other Notice of Claim subject to Section 6.6(1)(c), the expiry of the limitation period otherwise applicable to such claim.

(2) Limitation Periods for Covenants and Other Matters.  The limitation period applicable to any proceeding relating to a claim in respect of any matter in Section 6.2(1)(b) shall be determined pursuant to the Limitations Act, 2002, and any applicable limitation period is hereby so extended for the period of time required to give the effect to the provision.

Section 6.8 Notice of and the Defence of Third Party Claims

With respect to a Third Party Claim, the Indemnifier shall have the right to participate in or, by giving notice to that effect to the Indemnified Party not later than 30 days after receipt of the Notice of Claim with respect to such Third Party Claim and subject to the rights of any insurer or other third party having potential liability therefor, to elect to assume the defence of such Third Party Claim at the Indemnifier’s own expense and by the Indemnifier’s own counsel, and the Indemnified Party shall have the right to participate in the defence of any Third Party Claim assisted by counsel of its own choosing.  The Indemnified Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifier.

Section 6.9 Assistance for Third Party Claims

The Indemnifier and the Indemnified Party shall use all reasonable efforts to make available to the party which is undertaking and controlling the defence of any Third Party Claim:

(a)	those employees whose assistance, testimony or presence is necessary to assist such party in evaluating and in defending any Third Party Claim, and

(b)	all documents, records and other materials in the possession of such party reasonably required by such party for its use in defending any Third Party Claim,

and shall otherwise co-operate with the party defending such Third Party Claim.  The Indemnifier shall be responsible for all reasonable out of pocket expenses associated with making such documents, records and materials available.

Section 6.10 Settlement of Third Party Claims

If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 6.8, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim.  However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving the notice from the Indemnified Party that the Indemnified Party in good faith believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith.  Without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, the Indemnifier shall not thereafter enter into any compromise or settlement of any Third Party Claim.

Section 6.11 Direct Claims

With respect to a Direct Claim, the Indemnifier shall have a period of 30 days from receipt of a Notice of Claim in respect thereof within which to investigate and respond to the Indemnified Party in writing to such Direct Claim.  The Indemnified Party shall make available to the Indemnifier the information relied upon by the Indemnified Party to substantiate its right to be indemnified, together with all other information as may be reasonably requested by the Indemnifying Party.  If the Indemnifier does not so respond within such period, the Indemnifier shall be deemed to have rejected such Direct Claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to it.

Section 6.12 Reductions and Subrogation

If the amount of Damages incurred by an Indemnified Party at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at the Prime Rate, shall promptly be repaid by the Indemnified Party to the Indemnifier.  Upon making a full Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Damages to which the Indemnity Payment relates.  Until the Indemnified Party recovers full payment of its Damages, any and all claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subrogated in right of payment to the Indemnified Party’s rights against such third party.

Section 6.13 Interest

All amounts to be paid by an Indemnifier hereunder shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment from the date that the Indemnified Party disbursed funds, or gave a Notice of Claim pursuant to Section 6.7, to the date of payment by the Indemnifier to the Indemnified Party.

Section 6.14 Exclusive Remedy

The rights of indemnity set forth in this Article 6 are the sole and exclusive remedy of each Party in respect of any misrepresentation, breach of warranty or breach of covenant by the other Party under this Agreement.  This Section 6.14 does not apply to the rights and remedies of any Party under the Escrow Agreement, the Noncompetition Agreement, the Employment Agreement, the Convertible Note, the DPS Guarantee, the Apex Guarantee or the GSA.

Section 6.15 General Limitations

An Indemnifier shall have no liability to an Indemnified Party hereunder:

(a)
for any liability which arises solely by reason of a proposed or actual enactment or change of any applicable Tax legislation or any proposed or actual change in the interpretation or administration of such legislation after the date hereof;

(b)
for any liability that arises as a result of any legislation not in force on the date hereof which takes effect retrospectively or occurs as a consequence of a change in the interpretation of the law after the date hereof;

(c)	in respect of any matter of thing done or omitted to be done by or at the direction or with the consent of the Indemnified Party; and

(d)	in respect of more than one representation, warranty or covenant that relates to the same matter or thing.

Section 6.16 Adjustment for Tax Purposes

All payments under this Article 6 shall be treated, for all Tax purposes, as an adjustment (upward or downward, as applicable) to the Purchase Price.

Section 6.17 Guarantee of DPS

(1) DPS hereby irrevocably and unconditionally guarantees to the Vendors, as surety, the full and prompt payment, performance and observance by the Purchaser of all of its obligations under this Agreement, when due in accordance with this Agreement (including, all reasonable legal fees, Taxes and other expenses incurred by the Vendors in connection with the enforcement of any of the above) (collectively, the “Purchaser Guaranteed Obligations”).

(2) It is the intent and purpose hereof that DPS shall not be entitled to and does hereby waive any and all defences available to guarantors, sureties and other secondary parties at law or in equity in respect of the Purchaser Guaranteed Obligations other than the requirement for written notice from the Vendors and Don that the Purchaser has defaulted in its obligations to the Vendors.

(3) The aggregate liability of DPS under this Section 6.17 shall not exceed the maximum aggregate liability of the Purchaser under this Agreement and shall be subject to the same limit of liability set out in Section 6.4 of this Agreement.

(4) DPS hereby represents and warrants to the Vendors that:

(a)	the giving of the guarantee in this Section 6.17 has been duly authorized by all necessary corporate action on the part of DPS;

(b)	DPS has the due and lawful authority to give such guarantee and the covenants given in this Section 6.17 to the Vendors; and

(c)	such guarantee and the covenants given in this Section 6.17 do not constitute a fraudulent transfer or conveyance by DPS.

Section 6.18 Guarantee of Don

(1) Don hereby irrevocably and unconditionally guarantees to the Purchaser, as surety, the full and prompt payment, performance and observance by the Vendors of all of their respective obligations under this Agreement, when due in accordance with this Agreement (including, all reasonable legal fees, Taxes and other expenses incurred by the Purchaser in connection with the enforcement of any of the above) (collectively, the “Vendor Guaranteed Obligations”).

(2) It is the intent and purpose hereof that Don shall not be entitled to and does hereby waive any and all defences available to guarantors, sureties and other secondary parties at law or in equity in respect of the Vendor Guaranteed Obligations other than the requirement for written notice from the Purchaser or DPS that the Vendors have defaulted in their obligations to the Purchaser.

(3) The aggregate liability of Don under this Section 6.17 shall not exceed the maximum aggregate liability of the Vendors under this Agreement and shall be subject to the same limit of liability set out in Section 6.4 of this Agreement.

(4) Don hereby represents and warrants to the Purchaser that the guarantee and the covenants given in this Section 6.18 do not constitute a fraudulent transfer or conveyance by Don.

ARTICLE 7 – ARBITRATION

Section 7.1 Scope

Subject to and in accordance with the provisions of this Article 7, any and all differences, disputes, claims or controversies arising out of or in any way connected with this Agreement (other than a dispute of any matter involved in the preparation of the Closing Date Balance Sheet or, if the Vendors and Don dispute the calculation of the Closing Working Capital, the 2013 EBITDA, the 2013 EBITDA Basis Earn-Out Amount or the 2013 EBITDA Additional Earn-Out Amount pursuant to Section 2.6), whether arising before or after the expiration or termination of this Agreement, and including its negotiation, execution, delivery, enforceability, performance, breach discharge, interpretation and construction, existence, validity and any Damages resulting therefrom or the rights, privileges, duties and obligations of the Parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to arbitration under the Arbitration Act, 1991 (Ontario).

Section 7.2 Applicable Law

The laws of the Province of Ontario shall be applicable in regards to all questions of governance and interpretation of this Agreement, as well as all matters in any way relating to the arbitration(s) applicable hereunder.

Section 7.3 Appointment of Arbitrator

A Party desiring arbitration hereunder shall give written notice of arbitration to the other Party containing a concise description of the matter submitted for arbitration (“ArbitrationNotice”).  Within 10 days after a Party gives an Arbitration Notice, the Parties shall jointly appoint a single arbitrator (the “Arbitrator”).  If the Parties fail to appoint an Arbitrator within such time, an Arbitrator shall be designated by a judge of the Ontario Court Superior Court of Justice upon application by either Party.

Section 7.4 Powers of Arbitrator

The Arbitrator may determine: all questions of law, fact and jurisdiction with respect to the dispute or the arbitration (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration.  The Arbitrator may grant legal and equitable relief (including injunctive relief), award costs (including legal fees and the costs of the arbitration), and award interest and, without limiting the Arbitrator’s jurisdiction at law, may:

(a)	determine any question of good faith, dishonesty or fraud arising in the dispute;

(b)	order any Party to furnish further details of that Party’s case, in fact or in law;

(c)
proceed in the arbitration notwithstanding the failure or refusal of any Party to comply with these rules or with the Arbitrator’s orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that the Arbitrator intends to do so;

(d)	receive and take into account written or oral evidence tendered by the Parties that the Arbitrator determines is relevant, whether or not strictly admissible in law;

(e)	make one or more interlocutory determinations and/or interim awards;

(f)	hold meetings and hearings, and make a decision (including a final decision) in Ontario (or elsewhere with the concurrence of the parties to the arbitration);

(g)
order the Parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or classes of documents in their possession or power that the Arbitrator determines to be relevant;

(h)	order the preservation, storage, sale or other disposal of any property or thing under the control of any of the Parties; and

(i)	make interim orders to secure all or part of any amount in dispute in the arbitration.

Section 7.5 Arbitration Procedure

The arbitration shall take place in the City of Toronto at such place therein and time as the Arbitrator may fix.  The arbitration shall be conducted in English.  Within 20 days of the appointment of the Arbitrator, the parties shall either agree on the procedure to be followed for the arbitration or the Arbitrator shall determine the appropriate procedure, in accordance with the principles of natural justice, to be followed.  It is agreed that the arbitration and all matters arising directly or indirectly (including all documents exchanged, the evidence and the award) shall be kept strictly confidential by the Parties and shall not be disclosed to any third party except as may be compelled by law.

Section 7.6 Arbitrator’s Decision

No later than 20 Business Days after hearing the representations and evidence of the parties, the Arbitrator shall make his or her determination in writing and deliver one copy to each of the Parties.  The decision of the Arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration.

Section 7.7 Awards and Appeal

There shall be no appeal from the determination of the Arbitrator to any court.  Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

Section 7.8 Costs of Arbitration

The costs of any arbitration hereunder shall be borne by the Parties in the manner specified by the Arbitrator in his or her determination.

Section 7.9 Condition Precedent

Submission to arbitration under this Article 7 is intended by the Parties to preclude any action in matters, which may be arbitrated hereunder, save and except for enforcement of any arbitral award hereunder.

ARTICLE 8  – MISCELLANEOUS

Section 8.1 Further Assurances

Each Party shall from time to time promptly execute and deliver as and when required by the terms hereof all such agreements attached as schedules to this Agreement and all further documents, instruments, charges and assurances and will promptly take all further actions as the other Party may reasonably request or as are reasonably necessary or appropriate to give effect to the provisions of this Agreement including without limitation all post-closing obligations of the Parties hereto.

Section 8.2 Brokers

Each of the Parties represents to the other that it has not employed any broker (other than Veracap Corporate Finance that has been retained on behalf of the Vendors), finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee from the other or from the Corporation or any commission upon consummation of the transaction.

Section 8.3 Expenses

 Each Party shall pay and be solely responsible for all of the fees, expenses and disbursements of such Party and its agents, counsel, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal and travel. For greater certainty, the Vendors shall be responsible for all of the fees, expenses and disbursements of the Corporation and Veracap Corporate Finance and each of its agents, counsel, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal and travel.

Section 8.4 Notice

(1) Unless otherwise specified, each Notice to a Party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by fax to the Party as follows:

(a)	if to the Vendors or Don:

304 Rossmore Blvd., Burlington, Ontario

L7N 1R8

Attention:	Mr. Don Dalicandro and Ms. Karen Dalicandro

Fax No:	(905) 634-7271

with a copy (which will not constitute notice) to:

Gardiner Roberts LLP
Scotia Plaza, 40 King Street West
Suite 3100
Toronto, Ontario, Canada
M5H 3Y2

Attention:              Mr. Robert J. Picard
Fax No:                  (416) 865-6636

(b)	if to the Purchaser or DPS:

19655 Descartes

Foothill Ranch, California, USA

92610

Attention:	Mr. Nicholas Toms, Chief Executive Officer

Fax No:	(949) 215-9642

with a copy (which will not constitute notice) to:

McMillan LLP

Brookfield Place, 181 Bay Street

Suite 4400

Toronto, Ontario, Canada

M5J 2T3

Attention:              Mr. Wayne D. Gray

Fax No:                  (416) 865-7048

or to any other address, fax number or Person that the Party designates.  Any Notice, if delivered personally or by courier, will be deemed to have been given when actually received, if transmitted by fax before 3:00 p.m. on a Business Day, will be deemed to have been given on that Business Day, and if transmitted by fax after 3:00 p.m. on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

(2) Any Notice on behalf of the Vendors and Don (including a Dispute Notice, if any) will only be valid if such Notice is a joint notice duly executed and delivered by each of the Vendors and Don.

Section 8.5 Time

For every provision of this Agreement, time is of the essence.

Section 8.6 Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario without regard to conflicts of laws principles.

Section 8.7 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral including the letter of intent dated December 19, 2011, as amended from time to time, executed by DPS, Karen and the Corporation. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein.  The Parties are not relying on any other information, discussion or understanding in entering into this Agreement and completing the Purchase.

Section 8.8 Amendment

No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a Party to this Agreement at the time of the amendment, supplement, restatement or termination.

Section 8.9 Waiver

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the Parties to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

Section 8.10 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction.

Section 8.11 Remedies Cumulative

Subject to Section 6.14, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

Section 8.12 Assignment and Enurement

No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent may not be unreasonably withheld or delayed.  This Agreement enures to the benefit of and binds the Parties and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

Section 8.13 Counterparts and Facsimile

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile or electronic transmission and such transmissions shall constitute delivery of an executed copy of this Agreement to the receiving Party.

Section 8.14 Independent Legal Advice

Each of the Vendors and Don acknowledges and confirms that he has read this Agreement in its entirety, that he has been given an opportunity to consider the Agreement and seek independent legal counsel and advice and that he enters into this Agreement voluntarily and intending to be legally bound.

-- signature page follows --

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

2314505 ONTARIO INC.
By:	/s/ Nicholas R. Toms
Name: Nicolas R. Toms
Title: President and CEO

DECISIONPOINT SYSTEMS, INC.
By:	/s/ Nicholas R. Toms
Name: Nicholas R. Toms
Title: CEO

[illegible]	/s/ Karen Dalicandro
Signature of Witness	KAREN DALICANDRO

[illegible]	/s/ Donald Dalicandro
Signature of Witness	DONALD DALICANDRO

2293046 ONTARIO INC.
Per:	/s/ Karen Dalicandro
Name: Karen Dalicandro Title:
Per:	/s/ Donald Dalicandro
Name: Donald Dalicandro Title:
We have authority to bind the Corporation